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                                                                     Exhibit 2.6
                                                                     -----------


                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") dated as of February 12, 1998 is among Provant, Inc., a Delaware corporation ("Provant"), Star Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Provant ("Acquisition"), Star Mountain, Inc., a Virginia corporation (the "Company"), A. Carl von Sternberg, the principal stockholder of the Company (the "Stockholder"), and Paul M. Verrochi and Dominic J. Puopolo (the "Provant Principals"), and provides for the merger of the Company with and into Acquisition (the "Merger"). The Boards of Directors of Provant, Acquisition and the Company have determined that the Merger is in the best interests of their respective stockholders and the Merger has been approved by Provant as the sole stockholder of Acquisition.

         Accordingly, the parties hereto, in consideration of the mutual representations, warranties and covenants contained herein, agree as follows:

                             1. CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         1.1 "Additional Companies" means those companies identified on Schedule
1.1 hereto, with which companies Provant is entering into separate Agreements and Plans of Merger contemporaneously with the execution and delivery of this Agreement.

         1.2 "Additional Consideration" means (i) the additional shares of Provant Common Stock or cash, if any, issuable or payable to the holders of Voting Shares and the additional cash, if any, payable by Provant to the holders of Non-Voting Shares, in each case pursuant to Section 2.8, and (ii) the additional shares of Provant Common Stock or cash, if any, issuable or payable to the holders of Company Options pursuant to Section 2.10.

         1.3 "Additional Mergers" means the acquisitions (by merger or otherwise) of each of the Additional Companies by Provant, and "Additional Merger Agreements" means the agreements and plans of merger or other contracts (in each case as described in Section 5.9 of the Provant Disclosure Schedule) pursuant to which Provant will consummate the Additional Mergers.

         1.4 "Articles of Merger" has the meaning given to it in Section 2.2.




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         1.5  "Average Closing Price" means the average of the closing prices of
Provant Common Stock on each trading day during the stated period, as recorded on the New York Stock Exchange or on such other exchange or market as is then the principal exchange or market on which Provant Common Stock is traded.

         1.6 "Balance Sheet" means the balance sheet of the Company as of June 30, 1997 included in the Financial Statements.

         1.7  "Balance Sheet Date" means June 30, 1997.

         1.8  "Certificate of Merger" has the meaning given to it in
Section 2.2.

         1.9 "Closing" means the closing of the transactions contemplated by this Agreement as provided in Section 2.2.

         1.10 "Closing Net Worth" means the Company's pro forma net worth as of a date selected by Provant as close as practicable to the Effective Time (but in no event more than thirty (30) days prior to the Effective Time), determined using the same principles and assumptions used by Provant in its preparation of its pro forma financial statements contained in the Registration Statement.

         1.11 "Code" means the Internal Revenue Code of 1986, as amended to date.

         1.12 "Commission" means the Securities and Exchange Commission.

         1.13 "Company Disclosure Schedule" means the Disclosure Schedule prepared by the Company and attached hereto and incorporated herein by this reference.

         1.14 "Company Option" means an option to purchase Shares, whether or not vested or exercisable as of the applicable time.

         1.15 "Company Stockholder" means any person who holds a Share or a Company Option as of immediately prior to the Effective Time.

         1.16 "DGCL" means the Delaware General Corporation Law.

         1.17 "Dissenting Share" means any Share the holder of which has perfected, and not legally abandoned, dissenters rights of appraisal under
Article 15 of the VSCA.


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         1.18 "Dissenting Share Holdback" means a dollar amount equal to the
Fraction, multiplied by the number of Shares that are Dissenting Shares, multiplied by $18 million.

         1.19 "1998 EBIT" means the earnings before interest and taxes of the Company for the period beginning July 1, 1997 and ending at the Effective Time and of the Surviving Corporation for period beginning at the Effective Time and ending June 30, 1998, determined in accordance with the Instructions for Determination of EBIT attached hereto as Exhibit 1.

         1.20 "1999 EBIT" means the earnings before interest and taxes of the Surviving Corporation for the period beginning July 1, 1998 and ending at June 30, 1999, determined in accordance with the Instructions for Determination of EBIT attached hereto as Exhibit 1.

         1.21 "Effective Time" means such time as the Articles of Merger are filed with the Virginia State Corporation Commission in accordance with Section 13.1-720 of the VSCA and the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL, whichever is later, unless Acquisition and the Company agree that a later time shall be the Effective Time, in which case such time shall be specified in the Articles of Merger and the Certificate of Merger.

         1.22 "Employment Contract" means the employment agreement in the form attached hereto as Exhibit 2.

         1.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.24 "Financial Condition" means that using the same principles and assumptions used by Provant in the preparation of its pro forma financial statements contained in the Registration Statement, the Company's Closing Net Worth is not less than $3.45 million (the "Minimum Net Worth"), the Company's pro forma revenues for the 12 months ended June 30, 1997 are not less than $20.8 million, the Company's pro forma earnings before interest and taxes for the 12 months ended June 30, 1997 are not less than $1.2 million, the Company's projected pro forma revenues (as determined in good faith by Provant) for the 12 months ended June 30, 1998 are not less than $28.6 million and the Company's projected 1998 EBIT (as determined in good faith by Provant) is not less than $2.48 million.


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         1.25 "Financial Statements" means the financial statements of the
Company attached hereto as Exhibit 3, which are intended to be consistent in form and substance with the requirements of Regulation S-X of the Commission under the Securities Act, consisting of (a) Balance Sheets at June 30, 1997 and 1996, and at September 30, 1997; (b) Statements of Income for the periods ending June 30, 1997, 1996 and 1995, and ending September 30, 1997; (c) Statements of Stockholders' Equity at June 30, 1997, 1996, 1995 and 1994 and at September 30, 1997; (d) Statements of Cash Flow for the periods ending June 30, 1997, 1996 and 1995 and ending September 30, 1997; and (e) notes to the foregoing; provided that nothing herein shall constitute a representation by the Company or the Stockholder that the Financial Statements in fact comply with the requirements of such Regulation S-X.

         1.26 "First Accountants" means the firm of independent public accountants then regularly employed by Provant.

         1.27 "Fraction" means that fraction which has one as its numerator and which has, as its denominator, the pro forma number of Shares outstanding on a fully diluted basis as of immediately prior to the Effective Time, assuming the exercise or conversion of all then-outstanding Company Options, warrants and other instruments exercisable for or convertible into Shares (whether or not then currently exercisable or convertible).

         1.28 "IPO" means the initial underwritten public offering of shares of Provant Common Stock.

         1.29 "IPO Price" shall mean the price at which shares of Provant Common Stock are sold to the public in the IPO.

         1.30 "Investment Letter" means the investment letter, in the case of the Stockholder and members of his family who are "accredited investors" (as defined in Regulation D promulgated under the Securities Act), in the form attached hereto as Exhibit 4A, and in the case of all other holders of Shares or Company Options, in the form attached hereto as Exhibit 4B.

         1.31 "Merger Stock" means the shares of Provant Common Stock exchanged for Shares pursuant to Section 2 .7(d) and 2.8.

         1.32 "Non-Competition and Non-Disclosure Agreement" means the non-competition and non-disclosure agreement in the form attached hereto as
Exhibit 5.


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         1.33 "Non-Voting Percentage" means the percentage that the Non-Voting
Shares represent with respect to all Shares outstanding on a pro forma basis as of immediately prior to the Effective Time, giving effect to the exercise of each Company Option into the class of Shares applicable to it.

         1.34 "Non-Voting Share" means a share of the Non-Voting Common Stock, no par value, of the Company, and "Non-Voting Shares" means all such shares (including, in the case of references to holders of Non-Voting Shares, holders of Company Options exerciseable into Non-Voting Shares).

         1.35 "Prospectus" means the prospectus relating to the IPO first filed with the Commission pursuant to Rule 424(b) and Rule 430A of the rules and regulations of the Commission under the Securities Act or (if no such filing is required) as included in the Registration Statement and, in the event of any supplement or amendment to such prospectus after the date the Registration Statement becomes effective under the Securities Act, such prospectus as so supplemented or amended from and after the filing with the Commission of such supplement or the effectiveness of such amendment.

         1.36 "Provant Disclosure Schedule" means the Disclosure Schedule prepared by Provant and attached hereto and incorporated herein by this reference.

         1.37 "Provant Common Stock" means the shares of Common Stock, $0.01 par value, of Provant.

         1.38 "Provant Option" means an option to purchase shares of Provant Common Stock, granted under the Plan to be established by Provant pursuant to
Section 6.11.

         1.39 "Registration Statement" means the registration statement on Form S-1, including the related preliminary prospectus, to be filed with the Commission in connection with the IPO, including all exhibits and financial statements, in the form in which it becomes effective under the Securities Act and, in the event of any amendment thereto after the effective date of any such registration statement, such registration statement as so amended from and after the effectiveness of such amendment.

         1.40 "Second Accountants" means an accounting firm of national stature, jointly selected by Provant and the Stockholder, that is not then employed by Provant, the Stockholder or American Business Partners LLC, a Delaware limited liability company ("ABP") (or any of their respective affiliates) and that was not


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employed by the Company or ABP during the two-year period immediately preceding the Effective Time; PROVIDED, HOWEVER, if the parties cannot jointly agree upon the Second Accountants, the Stockholder and Provant shall each designate one accounting firm (which shall be of national stature but which may be employed or have been employed by such party or its affiliates), and the two accounting firms so designated shall jointly select a third accounting firm, meeting the criteria set forth in the first clause of this sentence, to serve as the Second Accountants.

         1.41 "Securities Act" means the Securities Act of 1933, as amended.

         1.42 "Share" means either a Voting Share or Non-Voting Share, and "Shares" means all of such shares.

         1.43 "Stockholders' Representative" means the Stockholder, such other person as may be designated in writing by the Stockholder, or, if the Stockholder is no longer capable of serving as such and has not designated another person, such person as a majority-in-interest of the Company Stockholders may appoint.

         1.44 "Surviving Corporation" means the corporation that survives the Merger.

         1.45 "Underwriter" means, collectively, the managing underwriters of the IPO.

         1.46 "Underwriters' Discount" means the discount at which the Underwriter purchases the Provant Common Stock in the IPO, but in no event more than 7.0% of the IPO Price.

         1.47 "Voting Percentage" means the percentage that the Voting Shares represent with respect to all Shares outstanding on a pro forma basis as of immediately prior to the Effective Time, giving effect to the exercise of each Company Option into the class of Shares applicable to it.

         1.48 "Voting Share" means a share of the Common Stock, no par value, of the Company, and "Voting Shares" means all such shares (including, in the case of references to holders of Voting Shares, holders of Company Options exerciseable into Voting Shares).

         1.49 "VSCA" means the Virginia Stock Corporation Act.


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                                  2. THE MERGER

        2.1 THE MERGER. The Merger shall occur at the Effective Time upon the terms and subject to the conditions hereof and in accordance with the VSCA and the DGCL. Following the Merger, Acquisition shall continue as the Surviving Corporation and be a subsidiary of Provant, and the separate corporate existence of the Company shall cease.

        2.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties (a) shall cause duly executed articles of merger (the "Articles of Merger") with respect to the Merger to be filed and recorded in accordance with Section 13.7-720 of the VSCA and shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with Section 252 of the DGCL and
(b) shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at the Effective Time. Before the filing of the Articles of Merger and the Certificate of Merger, a closing (the "Closing") will be held on the date the IPO closes (or such earlier date as the parties may agree) at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming all the foregoing.

        2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Sections 259, 260 and 261 of the DGCL.

        2.4 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code, and that the Merger shall be tax-free except to the extent of the lesser of the cash payable hereunder to the stockholders of the Company or the gain realized by such stockholders.

        2.5 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and the By-Laws of Acquisition, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company or such other name as Provant may designate.

        2.6 DIRECTORS AND OFFICERS. At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall be as set forth on
Exhibit 6, and each such person shall hold office until his or her respective successor is duly elected or appointed and qualified.

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         2.7      CONVERSION OF STOCK.

         At the Effective Time:

         (a) Each share of Acquisition that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding without change.

         (b) All Shares held in the treasury of the Company immediately prior to the Effective Time shall be cancelled, without the payment of any consideration therefor.

         (c) Each Non-Voting Share which is outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall be converted without any action on the part of the holder thereof into, and be exchangeable for

                           (i) cash equal to the Fraction times the arithmetic difference of (X) the sum of $18 million plus the Non-Voting Percentage multiplied by the excess, if any, of the Company's Closing Net Worth over the Minimum Net Worth, minus
                  (Y) the Non-Voting Percentage multiplied by the Dissenting Share Holdback, minus (Z) the Non-Voting Percentage multiplied by $18 million multiplied by the Underwriters' Discount (expressed as a percentage); and

                           (ii)     the right to receive Additional
                  Consideration determined as provided in Section 2.8.

         (d) Each Voting Share which is outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall be converted without any action on the part of the holder thereof into, and be exchangeable for

                           (i) that number of shares of Provant Common Stock equal to the Fraction times the arithmetic difference of
                  (A) $18 million divided by the IPO Price, minus (B) the quotient of $5,310,000 divided by the IPO Price net of Underwriters' Discount, minus (C) the Non-Voting Percentage multiplied by $18 million, divided by the IPO Price,

                           (ii)     cash equal to the Fraction times the sum of
                  (X) $5,310,000, plus (Y) the Voting Percentage multiplied by the excess, if any, of the Company's Closing Net Worth over the Minimum Net Worth, minus (Z) the Voting Percentage multiplied by the Dissenting Share Holdback, and

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                           (iii)    the right to receive Additional
                  Consideration determined as provided in Section 2.8.

Provant shall not issue any fractional share of Provant Common Stock; in lieu of issuing a fractional share, Provant shall make a cash payment in accordance with
Section 2.9.

         (e) Notwithstanding subsections 2.7(c) and 2.7(d), Dissenting Shares shall not be converted into the right to receive cash or Provant Common Stock pursuant to such subsections or Section 2.8. At the Effective Time, in lieu thereof, holders of Dissenting Shares shall be entitled solely to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Article 15 of the VSCA.

         2.8      RIGHT TO RECEIVE ADDITIONAL CONSIDERATION.

         (a) Promptly following June 30, 1999 (but in no event later than October 15, 1999), Provant will determine 1999 EBIT.

                         (i) In the event 1999 EBIT is $3.1 million or less, no
                  Additional Consideration shall be issued in respect of the Shares.

                        (ii) In the event 1999 EBIT is greater than $3.1
                  million, Provant shall issue in respect of each Non-Voting Share (other than Dissenting Shares, if any) cash in the amount of the Fraction multiplied by six (6) times the amount by which 1999 EBIT exceeded $3.1 million.

                       (iii) In the event 1999 EBIT is greater than $3.1
                  million, Provant shall issue in respect of each Voting Share (other than Dissenting Shares, if any) Additional Consideration, in the form of either cash or Provant Common Stock as elected by the holder of such Share in accordance with subsection (b) below, calculated as follows:

                           if the Additional Consideration is to be paid in cash, an amount equal to the Fraction multiplied by six (6) times the amount by which 1999 EBIT exceeded $3.1 million; and

                           if the Additional Consideration is to be paid in Provant Common Stock, a number of shares of such stock equal to (A) the Fraction, multiplied by (B) six (6) times the amount by which 1999 EBIT exceeded $3.1 million, divided by (C) 80% of the Average Closing Price of Provant Common Stock during the month of July, 1999.

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Provant shall not issue any fractional share of Provant Common Stock; in lieu of issuing a fractional share, Provant shall make a cash payment in accordance with
Section 2.9.

         (b) No later than October 15, 1999, Provant shall deliver to each Company Stockholder a statement showing in reasonable detail Provant's computation of 1999 EBIT, together with, in the case of former holders of Voting Shares (if such former holders are entitled to receive Additional Consideration pursuant to subsection (a)), an election form by which each such former holder (independent of each other former holder) may elect whether to receive such Additional Consideration either in the form of cash or in the form of Provant Common Stock. Provant shall maintain, and shall cause the Surviving Corporation to maintain, complete books and records necessary for the proper computation of 1999 EBIT. The Stockholders' Representative (and only the Stockholders' Representative, acting as representative of all Company Stockholders, as provided in subsection (h) below) shall have the right at his expense, through an independent certified public accountant reasonably acceptable to Provant, to audit such books and records and the books and records of the Company solely for the purpose of determining the accuracy of the computation of 1999 EBIT made by Provant, and the Surviving Corporation and Provant shall cooperate fully in all reasonable respects with any such audit. In no event shall the Stockholders' Representative have the right to conduct more than one such audit. If the Stockholders' Representative does not elect within 90 days of delivery of the statement of Provant referred to in this subsection (b) to cause an audit of the books and records of the Surviving Corporation as provided herein, the Stockholders' Representative, on his behalf and on behalf of all Company Stockholders, shall be deemed to have agreed that such statement was correct in all respects. Unless the Stockholders' Representative has asserted a dispute with respect to Provant's calculation of the 1999 EBIT in accordance with subsection (c), Provant shall pay or issue any Additional Consideration due pursuant to subsection (a) within ten (10) days after (x) the expiration of the 90-day period referenced in the immediately preceding sentence or, if earlier, Provant's receipt of written confirmation from the Stockholders' Representative (as representative of all Company Stockholders) that the Stockholders' Representative does not dispute Provant's calculation of the 1999 EBIT, and (y) in the case of each former holder of Voting Shares, receipt of an election form from such former holder.

         (c) Any dispute as to the correct computation of 1999 EBIT shall be referred to the First Accountants for determination. If the Stockholders' Representative does not elect to dispute the First Accountants' determination of 1999 EBIT within 30 days following the delivery thereof to the Stockholders' Representative, such determination shall be final, binding and conclusive and shall not be subject to challenge by

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Provant, the Stockholders' Representative or any Company Stockholder, and in
such event the fees and expenses of the First Accountants shall be borne by Provant. In the event the Stockholders' Representative does elect within such 30 day period to dispute the determination of the First Accountants, the Stockholders' Representative shall specify the amount (in dollars) that he contends to be the correct 1999 EBIT (the Stockholders' Representative's "EBIT Position"), and the final calculation of 1999 EBIT shall be referred to the Second Accountants. Absent manifest error or willful misconduct, the determination of the Second Accountants shall be final, binding and conclusive and shall not be subject to challenge by Provant, the Stockholders' Representative or any other Company Stockholder. In the event the calculation of 1999 EBIT is referred to the Second Accountants, the fees and expenses of both the First Accountants and the Second Accountants shall be borne by that party (i.e., the Stockholders' Representative or Provant) whose EBIT Position is furthest, in gross dollars, from the 1999 EBIT as finally determined by the Second Accountants. For purposes of the preceding sentence, Provant's "EBIT Position" shall be deemed to be the amount determined by the First Accountants to be the 1999 EBIT. The parties recognize that in making such determinations, each such firm of accountants will be performing a function separate and distinct from their audit function, if any, and shall be entitled to the immunities, rights and discretion of arbitrators in general. Any issuance and payment of Additional Consideration which is finally determined to be due to the Company Stockholders in accordance with this subsection (c) shall be made by Provant (i) if based on the determination of the First Accountants, within 10 days after such determination becomes final, and (ii) if based on the determination of the Second Accountants, within 10 days after Provant receives notice of such determination, if Provant is responsible for the fees and expenses of the accountants pursuant to this Section, and within 10 days after the Stockholders' Representative has paid the fees and expenses of the accountants, if the Stockholders' Representative is responsible for such fees and expenses pursuant to this Section.

         (d) Prior to the first anniversary of the Effective Time, Provant shall issue and place into escrow, with an institutional escrow agent reasonably selected by Provant, the number of shares of Provant Common Stock and the amount of cash that Provant then estimates (based on the year-to-date EBIT of the Surviving Corporation and Provant's projection for the remainder of the 1999 fiscal year) will be issued and paid as Additional Consideration. Such shares of Provant Common Stock and cash shall be held in escrow pending final determination of 1999 EBIT, upon which the final number of shares and the final amount of cash constituting Additional Consideration, if any, shall be released from escrow to the Company Stockholders and any escrowed shares and cash not distributed as Additional Consideration shall be released to Provant. If and to the extent the escrowed shares and cash are less than the final amount of Additional Consideration as finally determined pursuant to

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subsection (b) or (c) above, Provant shall issue additional shares of Provant
Common Stock and pay additional cash as necessary. The expenses of the escrow agent shall be paid by Provant, except that if the determination of 1999 EBIT is referred to the Second Accountants, the incremental expenses of the escrow agent for the period following such referral shall be allocated in the same manner as the expenses of the Second Accountants, as set forth in subsection (c).

         (e) It is understood and agreed that Provant and the Surviving Corporation shall be free to pursue their respective business goals and that 1999 EBIT may be affected thereby. Notwithstanding the foregoing, Provant hereby agrees that (i) except to the extent that the Stockholder, as President of the Surviving Corporation, shall cause or assent to contrary action by the Surviving Corporation, during the period from the Effective Time through June 30, 1999, Provant will cause the Surviving Corporation to conduct its operations in a manner consistent with past practice and will use all commercially reasonable efforts to preserve intact in the Surviving Corporation the present business organization of the Company, to keep available the services of an adequate number of qualified officers and employees of the Surviving Corporation, and to preserve the Surviving Corporation's relationships with customers, suppliers, contractors, and others having business dealings with it to the end that its goodwill and on-going business shall not be impaired during the period from the Effective Time through June 30, 1999, and (ii) Provant will take no action and adopt no policy (and will not cause the Surviving Corporation to take any action or adopt any policy, including without limitation through members of Provant management who serve as directors of the Company) during the period from the Effective Time through June 30, 1999 that the Stockholders' Representative has reasonably asserted (in advance of or promptly following such action or adoption), in good faith and in writing, can reasonably be expected to result (directly or indirectly) in a reduction of 1999 EBIT. Provant further agrees that, from the Effective Time through June 30, 1999, it shall make available to the Company (either through internal Provant resources or through a third-party credit facility) credit for use in the Company's ordinary course business operations in amounts consistent with the Company's credit availability as of the date of this Agreement.

         (f) The right of the Stockholder or any other holder of Voting Shares to receive Provant Common Stock as Additional Consideration and/or cash payment for fractional shares may not be transferred or assigned except by operation of law or pursuant to the laws of descent and distribution.

         (g) If, subsequent to the IPO and prior to final determination of the number of shares of Provant Common Stock issuable as Additional Consideration, if any, pursuant to this Section 2.8, the outstanding shares of Provant Common Stock shall

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have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the IPO Price shall be correspondingly and appropriately adjusted.

         (h) The Stockholder, and any other person hereafter designated as the Stockholders' Representative, is hereby appointed as the representative of all holders of Shares and Company Options for purposes of this Section 2.8. The Stockholders' Representative shall have no liability to any other holder of Shares or Company Options for any action taken or position asserted (or any failure to act or to assert any position) pursuant to this Section 2.8, provided only that the Stockholders' Representative has acted in a manner he believed in good faith to be in the interest of all holders of Shares and Company Options, or according to such other standard as the Stockholders' Representative and such other holders may agree in writing.

         2.9      EXCHANGE OF AND PAYMENT FOR SHARES AT THE EFFECTIVE TIME.

         (a)      As soon as practicable after the Effective Time and after

surrender to Provant of any certificate which prior to the Effective Time shall have represented any Shares, subject to the provisions of paragraphs (c) and (d) of this Section 2.9 (and in the case of Voting Shares, the further requirements of clause (ii) below), Provant shall:

                           (i) in the case of Non-Voting Shares, cause to be distributed to the person in whose name such certificate shall have been registered a check payable to such person representing the payment of the amount of cash into which such Shares have been converted; and

                           (ii) in the case of Voting Shares, cause to be distributed to the person in whose name such certificate shall have been registered, certificates registered in the name of such person representing the shares of Provant Common Stock into which the Shares previously represented by the surrendered certificate shall have become exchangeable at the Effective Time, together with a check payable to such person representing the payment of cash due to such person by reason of the Merger including any cash in lieu of fractional shares determined in accordance with paragraph (g) of this Section
                  2.9. Provant's issuance of Provant Common Stock in exchange for Voting Shares is conditioned upon the prior execution and delivery to Provant of the Investment Letter by the recipient of such Provant Common Stock, and such

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                  Provant Common Stock shall in all events be issued subject to the provisions of Article 8.

Until surrendered as contemplated by clause (i) or clause (ii) above, each certificate which immediately prior to the Effective Time shall have represented any Shares shall be deemed at and after the Effective Time to represent only the right to receive, upon such surrender, the cash and/or Provant Common Stock into which such Share has been converted pursuant to Section 2.7.

         (b) No dividends or other distributions declared after the Effective Time with respect to Provant Common Stock shall be paid to the holder of any unsurrendered certificate representing Shares until the holder thereof shall surrender such certificate in accordance with this Section 2.9. After the surrender of such certificate in accordance with this Section 2.9, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Provant Common Stock represented by such certificate.

         (c) No certificate representing Provant Common Stock shall be issued to any person, and no person shall be treated as a holder of shares of Provant Common Stock for any purpose whatsoever (including without limitation any right to vote the shares of Provant Common Stock into which such person's Shares or Company Options are to be converted) unless and until such person has executed and delivered to Provant an Investment Letter.

         (d) If any cash or certificate representing shares of Provant Common Stock is to be paid to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to Provant any transfer or other taxes required by reason of the issuance of a certificate representing shares of Provant Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of Provant that such tax has been paid or is not payable.

         (e) All Provant Common Stock and cash, including cash in lieu of fractional shares, shall be deemed, when paid or issued pursuant to this Agreement, to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to the Shares.

         (f) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash and/or certificates representing the shares of Provant Common Stock into which they were converted, as applicable, as provided herein.

         (g) Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Provant Common Stock shall be issued upon the surrender for exchange of certificates which prior to the Effective Time shall have represented any Shares, no dividend or distribution of Provant shall relate to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Provant. In lieu of any fractional shares, there shall be paid to each holder of Shares who otherwise would be entitled to receive a fractional share of Provant Common Stock an amount of cash equal to the amount of such fraction times the IPO Price.

         (h) In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Shares claiming such certificate to be lost, stolen or destroyed and, if required by Provant or its stock transfer agent, the posting by such holder of a bond in such amount as Provant or its stock transfer agent may direct as indemnity against any claim that may be made against it with respect to such certificate, Provant will issue in exchange for such lost, stolen or destroyed certificate the cash and/or Provant Common Stock deliverable in respect thereof.

         2.10 TREATMENT OF COMPANY OPTIONS. Each holder of a Company Option, if any, outstanding as of immediately prior to the Effective Time (whether or not then vested and exercisable) shall be entitled to receive (subject to any required withholding of taxes), in cancellation of such option, consideration equal to (a) if such option is exercisable for Non-Voting Shares, the cash (including rights to receive additional cash as Additional Consideration), or
(b) if such option is exercisable for Voting Shares, the Provant Common Stock and cash (including rights to receive additional Provant Common Stock or cash as Additional Consideration), which such holder would have been entitled to receive pursuant to Sections 2.7 and 2.8 had such holder exercised such Company Option in full (including any unvested portion thereof) immediately prior to the Effective Time, reduced in either case by the aggregate exercise price of such Company Option, which aggregate exercise price shall be paid first by reducing the cash otherwise to be received pursuant to Section 2.7 and second, if necessary and only in the case of options exercisable for Voting

Shares, by reducing the number of shares of Provant Common Stock otherwise to be received pursuant to Section 2.7 by a number equal to (a) the remaining balance of such aggregate exercise price divided by (b) the IPO Price net of Underwriters' Discount. Such payments of cash and Provant Common Stock to each holder of Company Options shall be made by Provant contemporaneously with the delivery of cash and Provant Common Stock to the holders of Shares pursuant to
Section 2.9, provided only that such holder has duly executed and delivered an Investment Letter in accordance with Section 2.9(c). Nothing in this Section
2.10 shall be construed as preventing a holder from exercising his or her Company Option prior to the Effective Time.

                    3. REPRESENTATIONS AND WARRANTIES OF THE
                           COMPANY AND THE STOCKHOLDER

         The Company and the Stockholder represent and warrant to Provant and Acquisition that, except as expressly provided in the Company Disclosure Schedule by specific reference to a Section of this Article 3:

        3.1 ORGANIZATION AND AUTHORITY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned. The Company is duly qualified or licensed and in good standing as a foreign corporation, and has at all times when legally required been so qualified or licensed and in good standing, in those states listed on the Company Disclosure Schedule, which are the only jurisdictions in which a failure to be so qualified or licensed would, in the aggregate, have a material adverse effect on the business of the Company or the nature of the business conducted by it. The Company has full power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders under the VSCA, to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and the performance of the Company's obligations hereunder have been duly and validly authorized by a unanimous vote of the Board of Directors of the Company, and excepting only the affirmative votes of the holders of two-thirds of the outstanding Voting Shares and the holders of two-thirds of the outstanding Non-Voting Shares, each in accordance with the VSCA, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated or to perform the Company's obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, subject only to the aforesaid vote of the Company's stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally.

        3.2 CAPITALIZATION OF THE COMPANY; NO SUBSIDIARIES. The Company has authorized capital consisting of 12,000,000 shares of Common Stock, no par value, and 3,000,000 shares of Non-Voting Common Stock, no par value, of which no shares are held in the Company's treasury. As of the date hereof, there are 8,067,241 issued and outstanding Shares. As of immediately prior to the Effective Time, the Shares issued and outstanding shall consist solely of the foregoing number plus the number of Shares, if any, issued between the date hereof and the Effective Time upon the exercise or conversion of Company Options and other instruments (in each case solely if existing on the date hereof and disclosed on the Company Disclosure Schedule pursuant to Section 3.3), which exercise or conversion and which issuance are in accordance with the terms of such instruments as in effect on the date hereof. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and, to the Company's knowledge, beneficially by the stockholders of the Company in the respective amounts listed on the Company Disclosure Schedule. The Company has no authorized class of capital stock other than the Common Stock and the Non-Voting Common Stock. The Company does not own and has not owned any shares of capital stock or other securities of, or any other interest in, nor does it control or has it controlled, directly or indirectly, any other corporation, association, joint venture, partnership, or other business organization. The Shares have been issued and sold in full compliance with all applicable federal and state securities laws.

        3.3 NO RIGHTS TO PURCHASE OR REGISTER STOCK. No person, firm, or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement, for either the purchase of any Shares or the acquisition of shares of any other class of capital stock of the Company, and the Company has not otherwise agreed to issue or sell any shares of its capital stock and has no obligation to register any of the Shares under the Securities Act. The Company is not obligated directly, indirectly or contingently to purchase any Shares.

        3.4 NAME. The Company has not had any other name and does not conduct or operate, and has not heretofore conducted or operated, its business under any name other than its current name.

        3.5 NO VIOLATION OF EXISTING AGREEMENTS. The execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation by the Company of the transactions contemplated hereby and thereby, the performance by the Company of its obligations hereunder and thereunder and compliance with the terms, conditions and provisions hereof and thereof by the Company do not (i) contravene any provisions of the Company's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, constitute a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under, give rise to any right to terminate, cancel or accelerate, give rise to any loss of benefit under, or result in the creation of any lien, security interest or other encumbrance under, any of the material terms, conditions, or provisions of any indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which the Company is a party or by which it or its assets may be bound or affected; (iii) violate or constitute a material breach of any decision, judgment, or order of any court or arbitration board or of any governmental department, commission, board, agency, or instrumentality, domestic or foreign, by which the Company is bound or to which it is subject; or (iv) violate any applicable law, rule, or regulation to which the Company or any of its property is bound.

        3.6 NO CONSENTS OR APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent or approval of, or filing and expiration of a period for disapproval by, any governmental authority is required for the Company to consummate the transactions contemplated by this Agreement, except for filing the Articles of Merger pursuant to the VSCA and for filing the Certificate of Merger pursuant to the DGCL. Notwithstanding the immediately preceding sentence, the Company and the Stockholder make no representation or warranty regarding whether any filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), but the Company and the Stockholder do represent and warrant that (a) the aggregate gross assets of the Company plus those of any direct or indirect legal or beneficial holder of 50% or more of the Shares were less than $100 million as of September 30, 1997, and (b) the aggregate revenues of the Company plus those of any direct or indirect legal or beneficial holder of 50% or more of the Shares were less than $100 million for the Company's most recently completed fiscal year.

        3.7 FINANCIAL STATEMENTS.

        (a) The Financial Statements fairly present the financial position of the Company as of their respective dates, and the results of operations and cash flows for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

         (b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and with statutory accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth or reserved against in the Balance Sheet, the Company (a) did not have as of the Balance Sheet Date any material liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise and whether due or to become due, including without limitation liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the Balance Sheet Date and which would be required under generally accepted accounting principles to be shown in such balance sheet or referenced in the notes thereto, and (b) has not incurred since the Balance Sheet Date any such liability or obligation except in the ordinary course of business. Without limiting the foregoing, and except as specifically reserved against in the Balance Sheet or in the calculation of the Closing Net Worth, the Company has no material liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, to any government entity for any adjustment or reimbursement of any amount previously paid to the Company by such entity under any agreement relating to the provision of any goods or services by the Company.

         3.9 CONDUCT OF BUSINESS SINCE THE BALANCE SHEET DATE. Since the Balance Sheet Date, the Company has not taken (or suffered the occurrence of) any of the following actions or events, agreed to take any of the following actions, or taken any action that would otherwise result in any of the following (in each case except directly in connection with this Agreement):

         (a) entered into any transaction, agreement, or commitment other than in the ordinary course of business; or

         (b) entered into any transaction, agreement, or commitment, suffered the occurrence of any event or events, or experienced any change in financial condition, business, results of operations, prospects, or otherwise, (i) that has interfered or is reasonably likely to interfere with the normal and usual operations of the Company's business or its business prospects in any material respect or (ii) that, singly or in the aggregate, has resulted or is reasonably likely to result in a material adverse change in the financial condition, assets, liabilities, earnings, business, or business prospects of the Company; or

         (c) incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed, or otherwise become responsible for the obligations of any other individual, partnership, firm, or corporation (except to endorse checks for collection for deposit in the ordinary course of business), or made any loan or advance to any individual, partnership, firm, or corporation; or

         (d) mortgaged, pledged, or otherwise encumbered, or, other than in the ordinary course of business, sold, transferred, or otherwise disposed of, any of the properties or assets of the Company, including any cancelled, released, hypothecated, or assigned indebtedness owed to the Company, or any claims held by the Company, except for purchase money mortgages arising in the ordinary course of business and statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent; or

         (e) made any investment of a capital nature or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer, or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm, or corporation, except in each case in the ordinary course of business; or

         (f) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the capital stock of the Company, or redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of the Company, excepting only dividends, distributions and redemptions that have not resulted and will not result, directly or indirectly, in the Company not satisfying the Financial Condition; or

         (g) paid any long-term liability, otherwise than in accordance with its terms; or

         (h) paid any bonus compensation to any officer, director, shareholder, or employee of the Company or otherwise increased the compensation paid or payable to any of the foregoing; or

         (i) sold, assigned, or transferred any trademarks, trade names, logos, copyrights, formulae, or other intangible assets; or

         (j) contracted with or committed to any third party (i) to sell any capital stock of the Company, (ii) to sell any material assets of the Company other than in the ordinary course of business, (iii) to effect any merger, consolidation, or other reorganization of the Company, or (iv) to enter into any agreement with respect thereto; or

         (k) incurred or paid any expenses or fees of counsel, accountants, or consultants for services in preparation for or in connection with this Agreement or the transactions contemplated hereunder.

         3.10 TITLE TO ASSETS. The Company owns no real property. The Company has good and clear record and marketable title to all properties owned by it, including, without limitation, all property reflected in the Balance Sheet, other than property disposed of in the ordinary course of business subsequent to the Balance Sheet Date (none of such dispositions being individually or collectively materially adverse), free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, or rights, title and interest in others, except (a) as reflected in the Balance Sheet, or as specified in the notes thereto, (b) the lien of taxes not yet due or payable or being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in the Balance Sheet, and (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations.

         3.11     INTELLECTUAL PROPERTY.

         (a) The Company Disclosure Schedule contains a correct and complete list of all copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks and trade names used in the Company's business as presently conducted or contemplated and all licenses, assignments and releases of the intellectual property rights of others in material works embodied in its products. There is (i) to the Company's knowledge, no existing or threatened infringement, misuse or misappropriation of Proprietary Information (as hereinafter defined) by others and (ii) no pending or threatened claim by the Company against others for infringement, misuse or misappropriation of any patent, patent application, invention disclosure, trademark, trade name, service mark, trade secret, technology, technique, know-how, or copyright owned by the Company or used in its business as presently conducted or contemplated (the "Proprietary Information"). The Proprietary Information is sufficient to carry on the business of the Company as presently conducted or contemplated, and the Company has the right to use, free and clear of claims or rights of others, all Proprietary Information required for its products or services or its business as presently conducted or contemplated. The Company is the exclusive owner of all right, title and interest in the Proprietary Information as purported to be owned by the Company, and such Proprietary Information is valid and in full force and effect. Neither the present nor contemplated business activities or products of the Company infringe, misuse or misappropriate any patent, trademark, trade name, service mark, trade secret, copyright or other intellectual property right of others, and to the Company's knowledge no one is claiming nor is it anticipated that anyone will claim any such infringement, misuse or misappropriation. To the knowledge of the Company, the Proprietary Information is presently valid and protectible and is not part of the public domain or knowledge, nor, to the knowledge of the Company, has any of it been used, divulged or appropriated for the benefit of any person other than the Company to the detriment of the Company. The Company has not granted to any person any license or other right to use in any manner any of the Proprietary Information, whether or not requiring the payment of royalties. The Company has no obligation still outstanding to compensate other persons for the use of any Proprietary Information or for the sale of any service or product comprising or derived from Proprietary Information. No university, government agency (whether federal or state) or other organization which sponsored research and development conducted by the Company has any claim of right to or ownership of or other encumbrance upon the Proprietary Information.

         (b) The Company has taken reasonable measures to protect and preserve the security, confidentiality and value of the Proprietary Information, including its trade secrets and other confidential information. All present and previous officers, employees and consultants of or to the Company have executed and delivered to and in favor of the Company an agreement regarding the protection of confidential and proprietary information and the assignment to the Company of all intellectual property rights arising from the services performed for the Company by such persons in the forms attached to the Company Disclosure Schedule. To the Company's knowledge, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of his or her work for the Company. To the Company's knowledge, the Company is not making unlawful use of any confidential information or trade secrets belonging to any past or present employees of the Company. Neither the Company nor, to the knowledge of the Company, any of the Company's employees or consultants have any agreements or arrangements with former employers of such employees or consultants relating to confidential information or trade secrets of such employers or are bound by any consulting agreement relating to confidential information or trade secrets of another entity. The activities of the Company's employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers or any other entity to whom such employees may have rendered consulting services.

         3.12     OBLIGATIONS TO OR FROM AFFILIATES.

         (a) All material transactions between the Company and any stockholder, officer or director of the Company, or any Affiliate (as defined below) of any stockholder, officer or director of the Company, entered into on or after January 1, 1993 have been conducted on an arm's-length basis on terms no different than would be obtained if the transaction had been between the Company and an unrelated party. Except for debts or other outstanding obligations reflected on the Balance Sheet, there are no debts or other obligations of the Company to, or to the Company from, the Stockholder or any officer or director, or any Affiliate of a Stockholder, officer or director of the Company. As used herein, "Affiliate" of a person means any member of the immediate family of such person or any entity in which such person or any such family member is an officer or owner of more than five percent of beneficial interest in the outstanding equity securities.

         (b) The Company Disclosure Schedule sets forth all information that would be required to be provided under Item 404 of Regulation S-K of the Commission under the Securities Act if a registration statement on Form S-1 were filed by the Company with the Commission on the date hereof.

        3.13 MATERIAL CONTRACTS. The Company Disclosure Schedule lists all material leases, contracts, instruments, agreements or commitments (whether written or oral) relating to the conduct of the business of the Company (the "Material Company Contracts"). The Company has delivered to Provant true and correct copies of each written Material Company Contract and a written description, accurate in all material respects, of each oral arrangement so listed. Without limiting the generality of the foregoing, the aforesaid list includes all contracts, agreements and instruments of the following types to which the Company is a party:

         (a) labor union contracts, together with a list of all labor unions representing or, to the Company's knowledge, attempting to represent employees of the Company;

         (b) pension, retirement, deferred compensation, death benefit, profit sharing, bonus or other employee incentive, fringe benefit, stock purchase, stock option, hospitalization or insurance plans or arrangements (and grant certificates or other documents issued thereunder) or vacation pay, severance pay and other similar benefit arrangements for officers, employees or agents, together with a list of all pensioned employees or obligations to provide any pensions hereafter other than pursuant to the plans hereinbefore in this item described;

         (c) employment contracts or agreements, consulting agreements, agreements providing for termination or severance benefits, non-competition agreements, non-disclosure agreements, contracts for professional personal services, contracts with other persons engaged in sales or distributing activities, and advertising contracts;

         (d) written or oral agreements, understandings and arrangements of any kind with any officer, director, employee, shareholder or agent of the Company relating to present or future compensation or other benefits available to such person or otherwise, together with a list of the names and current annual salary rates of all present officers and employees of the Company whose current salary rate is $25,000 or more and any bonuses paid or payable to each such person for the 1996 fiscal year;

         (e) indentures, loan agreements, notes, security agreements, mortgages, conditional sales contracts, leases of real or personal property, contracts for the purchase or sale of real or personal property, and agreements for financing;

         (f) property, casualty, crime, directors and officers, and other forms of insurance;

         (g) all bank accounts and safety deposit boxes identifying all authorized signatories, together with a list of all effective powers of attorney granted by the Company to anyone;

         (h) agreements, contracts or other arrangements to which the Company is a guarantor, surety or endorser;

         (i) contracts, agreements, commitments, arrangements or understandings providing for the purchase or sale of all or substantially all of the Company's requisites of a particular product from a single supplier or to a single customer;

         (j) contracts, agreements, commitments, arrangements or understandings which limit the freedom of the Company from competing in any line of business or with any person or entity;

         (k) license agreements (as licensor or licensee);

         (l) leases of real and personal property with a term of more than one year (regardless of whether the Company is lessor or lessee); and

         (m) contracts, agreements, instruments, arrangements or understandings which have not been included in items (a) through (l) above involving payment by or to the Company of more than $50,000 or not terminable without penalty or otherwise materially affecting the assets, financial condition, properties or business of the Company.

All of the Material Company Contracts are in full force and effect. Except to the extent that a material adverse effect on the Company's financial condition, assets, liabilities, earnings, business or prospects would not result if the following were not true: (A) the Company and each other party to each of the Material Company Contracts have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Material Company Contracts; (B) the Company has no present expectation or intention of not fully performing all of its obligations under any of the Material Company Contracts, and the Company has no knowledge of any breach or anticipated breach by any other party to any of the Material Company Contracts; (c) there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of the business relationship of the Company with any party to any Material Company Contract; and (D) consummation of the transactions contemplated hereby and performance by the Company of its obligations hereunder shall not require the consent or permission of any party to any Material Company Contract or permit any party to terminate, suspend or alter the terms of any Material Company Contract.

         3.14 LITIGATION. There are no actions, suits, causes of action, claims, litigation, arbitration, administrative hearings, or other form of proceedings or disputes of any kind pending or, to the best knowledge of the Company, threatened against the Company or involving, affecting, or relating to its capacity to complete the transactions contemplated herein, the Company, or its officers or directors (in their capacities as such), in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency, or instrumentality; nor has the Company been, nor is it, subject to any orders, awards, fines, judgments, decrees, or injunctions the effect of which in the aggregate would have a material adverse effect on the business or financial position or prospects of the Company. The Company does not know or have grounds to know of any basis for any such action, suits, or other form of proceeding or disputes or of any governmental investigation relating to the Company or its business.

         3.15     TAXES.

         (a) (i) All Tax Returns (as defined below) of, relating to or which include the Company which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all respects; (ii) all Taxes (as defined below) required to have been paid by the Company (including amounts collected or withheld from third parties required to have been paid over to the appropriate authorities) have been paid in full on a timely basis to the appropriate authorities; and
(iii) all Taxes or other amounts required to have been collected or withheld by the Company have been timely and properly collected or withheld.

         (b) (i) No taxing authority has asserted in writing to the Company any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable; (ii) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company is or may be liable; (iii) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended; (iv) the due date of any Tax Returns that the Company is required to file has not been extended; and
(v) Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

         (c) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

         (d) The Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162, 280G or 404 of the Code.

         (e) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return, and the Company is not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise.

         (f) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations, (iii) the federal, state and local income Tax Returns and franchise Tax Returns of the Company, and (iv) correspondence between the Company and all taxing authorities for its last three (3) taxable years previously have been furnished to Provant and such Tax Returns are true, correct and complete.

         (g) The provision for Taxes, if any, shown on the Balance Sheet is adequate to cover the aggregate liability of the Company arising out of facts or circumstances occurring on or prior to the Balance Sheet Date for all Taxes.

         (h) The Company has filed federal and state, and if applicable, local Tax Returns for each period ending on or prior to the Effective Time.

         (i)      For purposes of this Section 3.15:

                  "Tax Returns" shall mean all returns, amended returns, declarations, reports, estimates, information returns and statements regarding Taxes which are or were filed or required to be filed under applicable law, whether on a consolidated, combined, unitary or individual basis.

                  "Taxes" shall mean any federal, state, local, foreign or other tax, fee, levy, assessment or other governmental charge, including without limitation any income, franchise, gross receipts, property, sales, use, hotel, bed, services, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith.

         3.16 ABSENCE OF MATERIAL EVENTS. Since January 1, 1997 there has not been (a) any material adverse change in the business, affairs or prospects of the Company nor, to the best of the Company's knowledge, are any such changes threatened, anticipated or contemplated; (b) any actual or, to the Company's knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has materially affected or may hereafter materially affect the properties, assets, business affairs or prospects of the Company; (c) any material and adverse pending or, to the Company's knowledge, threatened, anticipated or contemplated dispute of any kind with any material customer, supplier, source of financing, employee, landlord, subtenant or licensee of the Company, or any pending or, to the Company's knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any reduction in the amount, or any change in the terms or conditions, of business with any material customer, supplier, or source of financing; or (d) any pending, or to the Company's knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description materially and adversely affecting the properties, assets, business, affairs or prospects of the Company.

         3.17     ABSENCE OF IMPROPER PAYMENTS. Since January 1, 1994 the
Company: (a) has not made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payments or gifts is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) has not established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on its books or records for any reason; (c) has not made any payments to any person where the Company intended or understood that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment; or (d) has not made any contribution, or has reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, state or local, where such contribution would be in violation of applicable law.

         3.18     ERISA.

         (a) None of the employee benefit plans maintained at any time by the Company or the trusts (if any) forming part of such plans has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA.

         (b) None of the employee benefit plans maintained at any time by the Company which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts that are part of such plans has been terminated so as to result in a material liability of the Company under ERISA or the Code, nor has any such employee benefit plan of the Company incurred any material liability to the Pension Benefit Guaranty Corporation, other than for required insurance premiums which have been paid or are not yet due and payable; neither the Company nor any affiliate thereof has withdrawn, in either a complete or partial withdrawal, from any multi-employer Plan resulting in any unpaid withdrawal liability; the Company has made or provided for all contributions to all such employee pension benefit plans which it maintains and which are required by law or such plans as of the end of the most recent fiscal year under each such plan; the Company has not incurred any accumulated funding deficiency with respect to any such plan, subject to Section 412 of the Code, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of, or liability with respect to, any such employee benefit plan by the Pension Benefit Guaranty Corporation.

         (c) The benefit liabilities under the employee pension benefit plans which are subject to Title IV of ERISA, maintained by the Company, do not exceed the current value of the assets of such employee benefit plans allocable to such benefits, determined under the actuarial methods and assumptions that would apply if such plans were terminated in accordance with ERISA and the Code.

         (d) To the best of the Company's knowledge, each employee benefit plan maintained by the Company has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA (if applicable) and other applicable laws, regulations and rules. Each employee benefit plan maintained by the Company that is intended to be "qualified" under Section 401(a) of the Code has received a favorable determination letter of the Internal Revenue Service, which letter remains in effect, and nothing has occurred since the date of such determination that could adversely affect the qualification of such plan.

         (e) As used in this Agreement, the terms "employee benefit plan", "employee pension benefit plan", "multi-employer plan", "accumulated funding deficiency", "reportable event", "benefit liabilities", "withdrawn" (including its correlative forms "complete withdrawal" and "partial withdrawal") and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transactions" shall have the meaning assigned to it in Code Section 4975 and ERISA. Employee benefit plans "maintained by the Company" include any such plan maintained, established or contributed to at any time by the Company or any entity affiliated with or under common control with the Company.

         (f) The Company has no liability not disclosed on any of the Financial Statements, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability would have a material adverse effect on the financial condition of the Company.

         3.19 LABOR MATTERS. A true and complete list of all of the Company's officers, employees (the "Employees") and consultants (the "Consultants") and their respective salaries, wages, other compensation, dates of employment, date and amount of last salary or compensation increase, and positions has been provided to Provant by the Company. There are no material disputes, employee grievances, or disciplinary actions pending or, to the knowledge of the Company, threatened by or between the Company and any of the Employees or Consultants. With respect to the Employees and Consultants, the Company has complied in all respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or taxes or penalties for failure to comply with any such law or for any severance or termination payments of any type. None of the Consultants are or were (while classified by the Company as Consultants) employees of the Company for any purpose whatsoever. No employees of the Company are or ever have been represented by a bargaining representative with respect to the Company, and no election or proceedings relating to the labor relations of the Company is pending or, to the best of the Company's knowledge, threatened. The Company has not had any material union activity or had any material labor disruption or material dispute with its employees of any kind, nature or description at any time heretofore. All personnel policies and manuals of the Company are listed on the Company Disclosure Schedule and true and complete copies thereof have been provided to Provant. No Employee or Consultant shall have the right to receive from the Surviving Corporation or Provant a severance payment or other payment in the nature thereof in the event his or her employment is terminated by the Surviving Corporation following the Merger, whether such right arises as a matter of contract, past policy or understanding, by operation of law, or otherwise.

         3.20 PERMITS: Compliance with Law. The Company possesses all franchises, permits, licenses, certificates, approvals, and other authorizations ("Permits") necessary to own or lease and operate its properties and to conduct its business as now conducted, except for incidental Permits that would be readily obtainable without undue burden in the event of any lapse, termination, cancellation, or forfeiture or that if not obtained would not materially and adversely affect the Company's business. All such material Permits are in full force and effect, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and no material Permits will be adversely affected by the consummation of the Merger. The Company has not failed nor is it failing to comply with any applicable law, rule, regulation, or order, where such failure would have a material adverse effect on the Company's business, and there are no proceedings pending or, to the Company's knowledge, threatened, nor has the Company received any notice, regarding any such failure.

         3.21 ENVIRONMENTAL MATTERS. The Company is, and to the Company's knowledge all real property owned or otherwise occupied by the Company is and has been at all times when so owned or occupied, in material compliance with all applicable existing federal, state and local laws and regulations relating to protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) ("Environmental Laws"), except, in each case, where such noncompliance, singly or in the aggregate, would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company. No Hazardous

Materials are stored, utilized or otherwise present on any property owned or otherwise occupied by the Company, excepting only (x) cleaning supplies and similar materials customarily used by businesses in the Company's industry in quantities consistent with such use, and (y) petroleum products that are used for heating (including water heating) in facilities located on such property, none of which are stored in underground storage tanks, or that are present in vehicles located on such property. The Company has not released, and has not affirmatively consented to any release of, Hazardous Materials on, under or affecting any real property during the period of the Company's ownership, occupation or operation of such property (including its participation in or exercise of any degree of control over the management of any business located on such property). The term "Hazardous Material" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof, (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law as amended through the date hereof. For purposes of this Section 3.21, real property owned by third parties but "occupied" by the Company shall mean only that portion of such property as is either leased by the Company or in fact is otherwise physically occupied or utilized by the Company. To the knowledge of the Company, there is no alleged or potential liability (including, without limitation, alleged or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of the Company arising out of, based on or resulting from any act or event that constitutes a violation or alleged violation of any Environmental Law, which alleged or potential liability (i) arises out of or relates to acts or events occurring during the Company's possession or occupation of the applicable property, and (ii) singly or in the aggregate, would have a material and adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company.

         3.22 FURTHER ASSURANCES. The Company will use all commercially reasonable efforts to have all present officers and directors of the Company execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to effect, perfect or confirm of record of otherwise, in the Surviving Corporation, full right, title and interest in and to the business, properties and assets now conducted or owned by the Company, free and clear of all restrictions, liens, encumbrances, rights, title and interests in others (excepting only liens reflected on the Balance Sheet), or to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such business, properties and assets.

         3.23 CORPORATE RECORDS. The corporate record books of the Company are in all material respects in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions taken by the shareholders and directors, and all votes of the shareholders or directors set forth in certificates furnished to anyone at any time heretofore conform in all material respects to the votes contained in the record book of the Company.

         3.24 CONDITION OF ASSETS. All premises, fixtures and equipment owned or used by the Company and material to its business have been properly maintained and are in good operating order and repair, free from known defects in construction or design, sound and properly functioning (normal wear and tear expected), usable and not obsolete, and (to the Company's knowledge in the case of leased property) in material compliance with all applicable zoning, building and fire codes and all other applicable laws, rules, regulations and requirements of governmental authorities and the fire insurance rating association having jurisdiction.

         3.25 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company shown or reflected on the Balance Sheet in the Financial Statements, less the reserve for doubtful accounts in the amount shown on the Balance Sheet, are valid and enforceable claims and subject to no set off or counterclaim. All of the accounts receivable of the Company shown or reflected on the Balance Sheet and as at December 31, 1997 (as reflected on the Company's balance sheet as of such date, when and as delivered to Provant) will be collected in full within 150 days thereafter except to the extent of the reserve for doubtful accounts shown on the Balance Sheet or posted on the books of the Company of such date. The reserve for doubtful accounts as at December 31, 1997 will not be in excess of said reserve as shown on the Balance Sheet. The Company has no accounts or loans receivable from any of its directors, officers or employees.

         3.26 CHARTER DOCUMENTS. The Company has heretofore delivered to Provant copies of its Articles of Incorporation, as amended to date, certified by the appropriate governmental authority, and copies of its by-laws, as amended to date, and a list of the officers and directors of the Company in office, all as certified by its Secretary.

         3.27     DISCLOSURE OF ALL MATERIAL MATTERS.

         (a) No statement of a material fact set forth in this Agreement (including without limitation all information in the Financial Statements, the Company

Disclosure Schedule and the other Schedules, Exhibits and attachments hereto, taken as a whole) with respect to the Company or its stockholders is false or misleading, nor does this Agreement (including, without limitation all information in the Financial Statements, Company Disclosure Schedule and the other Schedules, Exhibits, and attachments hereto, taken as a whole) omit to state a material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.

         (b) Provided only that Provant has accurately incorporated any information furnished in writing by the Company to Provant specifically for inclusion in the Registration Statement or the Prospectus (as applicable) and has deleted from the Registration Statement or the Prospectus (as applicable) any statement that the Company has specifically requested in writing be so deleted, (i) at the time the Registration Statement becomes effective under the Securities Act, it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) at the time of each closing in connection with the IPO, the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this Section shall not apply to statements in or omissions from the Registration Statement and Prospectus relating to any person or entity other than the Company and its officers, directors and stockholders.

         3.28 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

              4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         The Stockholder represents and warrants to Provant and Acquisition that, except as expressly provided in the Company Disclosure Schedule by specific reference to a Section of this Article 4:

         4.1 TITLE TO THE SHARES. All of the issued and outstanding Shares purported to be owned by Stockholder as set forth on the Disclosure Schedule pursuant to Section 3.2 are owned by the Stockholder free and clear of any claims, liens, charges, encumbrances, security interests and rights of others whatsoever, and such Shares are not bound by or subject to any proxy, agreement, voting trust or other restriction regarding the voting thereof.

         4.2 AUTHORITY. The Stockholder has full power, authority and capacity to execute and deliver this Agreement and to consummate those transactions contemplated hereby which pertain to him, and no other action is necessary by the Stockholder to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement or creditors' rights generally.

         4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (i) conflict with, result in a breach of, constitute a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under, give rise to any right to terminate, cancel or accelerate, give rise to any loss of benefit under, or result in the creation of any lien, security interest or other encumbrance under, any of the material terms, conditions, or provisions of any indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which the Stockholder is a party or by which he or his assets may be bound or affected; (iii) violate or constitute a material breach of any decision, judgment, or order of any court or arbitration board or of any governmental department, commission, board, agency, or instrumentality, domestic or foreign, by which the Stockholder is bound or to which he is subject; or (iv) violate any applicable law, rule, or regulation to which the Stockholder or any of his property is bound.

                        5. REPRESENTATIONS AND WARRANTIES
               OF PROVANT, ACQUISITION AND THE PROVANT PRINCIPALS

         Provant, Acquisition and the Provant Principals represent and warrant to the Company and the Company Stockholders (including the Stockholder) that, except as expressly provided in the Provant Disclosure Schedule by specific reference to a Section of this Article 5:

         5.1 ORGANIZATION AND AUTHORITY. Each of Provant and Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned. Each of

Provant and Acquisition is duly qualified or licensed and in good standing as a foreign corporation, and has at all times when legally required been so qualified or licensed and in good standing, in those states listed on the Provant Disclosure Schedule, which are the only jurisdictions in which a failure to be so qualified or licensed would, in the aggregate, have a material adverse effect on the business of Provant or Acquisition, as applicable, or the nature of the business conducted by it. Each of Provant and Acquisition has full power and authority to execute and deliver this Agreement and the agreements being executed and delivered in connection with the Additional Mergers and the IPO to which it is a party, and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements referenced above and the consummation of the transactions contemplated hereby and thereby, and the performance of Provant's and its subsidiaries' (including Acquisition's) obligations hereunder and thereunder have been duly and validly authorized by the unanimous votes of the respective Boards of Directors of Provant and such subsidiaries (including Acquisition) and by Provant as the sole stockholder of such subsidiaries (including Acquisition), and no other corporate proceedings on the part of Provant or its subsidiaries (including Acquisition) are necessary to authorize this Agreement or the other agreements referenced above or to consummate the transactions contemplated hereby or thereby or to perform the obligations of Provant and its subsidiaries (including Acquisition) hereunder or thereunder. This Agreement has been duly and validly executed and delivered by each of Provant and Acquisition and constitutes a valid and binding agreement of each, enforceable against each in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally.

        5.2 CAPITALIZATION OF PROVANT; SUBSIDIARIES. Provant has authorized capital consisting of 10,000 shares of Provant Common Stock, $.01 per share par value, of which no shares are held in Provant's treasury. As of the date hereof, there are 3,417.9 issued and outstanding shares of Provant Common Stock, all of which are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by those persons listed on the Provant Disclosure Schedule. Provant has no other authorized class of capital stock other than the Provant Common Stock. As of the date hereof and at all times prior to the Effective Time, Provant does not (and will not) own and has not owned any shares of capital stock or other securities of, or any other interest in, nor does (or will) it control or has it controlled, directly or indirectly, any other corporation, association, joint venture, partnership, or other business organization, other than Acquisition and the subsidiaries intended to be merged with the Additional Companies. All of the issued and outstanding shares of capital stock of Acquisition, and of each subsidiary that will be merged with an Additional Company, are owned of record and beneficially by Provant. All outstanding shares of Provant Common Stock have been issued and sold in full compliance with all applicable federal and state securities laws. No holder of outstanding shares of Provant Common Stock has any dissenting shareholder or appraisal rights with regard to the Merger. There exist no voting agreements, voting trusts or similar agreements governing the manner in which any shares of Provant Common Stock are voted by the holders thereof.

        5.3 NO RIGHTS TO PURCHASE OR REGISTER STOCK. Excepting only (a) the shares of Provant Common Stock to be issued as Merger Shares and as merger consideration in the Additional Mergers, (b) the shares of Provant Common Stock to be sold in the IPO, and (c) the shares of Provant Common Stock to be issued pursuant to Provant Options under the Plan, no person, firm, or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement, for either the purchase of any shares of Provant Common Stock or the acquisition of shares of any other class of capital stock of Provant, and Provant has not otherwise agreed to issue or sell any shares of its capital stock and has no obligation to register any shares of Provant Common Stock under the Securities Act. Provant is not obligated directly, indirectly or contingently to purchase any shares of Provant Common Stock. No person, firm, or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement, for the purchase or other acquisition of any shares of capital stock of Acquisition or of any subsidiary of Provant that will be merged with an Additional Company, and neither Acquisition nor any such other subsidiary has otherwise agreed to issue or sell any shares of its capital stock or to register any shares of its capital stock under the Securities Act.

        5.4 MERGER STOCK. The Merger Stock has been duly authorized by all necessary corporate action and, when issued and delivered by Provant pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

        5.5 CONSENTS AND APPROVALS; No Violation; No Known Impediments. Neither the execution and delivery of this Agreement by Provant and Acquisition nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective charter documents or By-Laws of Provant or Acquisition, (ii) subject to the last sentence of this
Section 5.5, require on the part of Provant any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) filing the Certificate of Merger pursuant to the VSCA and the DGCL and (B) any filings required under the Securities Act and the securities or blue sky laws of the various states; (iii) conflict with, result in a breach of, constitute a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) under, give rise to any right to terminate, cancel or accelerate, give rise to any loss of benefit under, or result in the creation of any lien, security interest or other encumbrance under, any note, license, lease, agreement, or other instrument or obligation to which Provant or Acquisition is a party or by which Provant or Acquisition or any of their respective assets may be bound, other than as previously disclosed in writing to the Company; or (iv) violate or constitute a material breach of any order, writ, injunction, decree, statute, law, rule, or regulation applicable to Provant or Acquisition or any of their respective assets. Assuming no material change after the date hereof in the condition of the capital markets or in the business or financial condition of the Company or any of the Additional Companies and assuming the Commission declares the Registration Statement effective in due course, Provant has no knowledge of any matter (including without limitation any law or regulation) that should reasonably be expected to prohibit the consummation of the transactions contemplated hereby, the Additional Mergers or the IPO. The representation and warranty contained in clause (ii) above is, with respect to compliance with the HSR Act, made in reliance upon, and is expressly conditioned upon, the accuracy of the representations and warranties of the Company and the Stockholder made in the second sentence of Section 3.6.

         5.6 OPERATIONS AND FINANCIAL CONDITION; ABSENCE OF UNDISCLOSED LIABILITIES. Neither Provant nor Acquisition has conducted any material business operations other than in connection with the Merger, the Additional Mergers and the IPO or in preparation for operations to be conducted after the Effective Time. Neither Provant nor Acquisition has any material tangible assets or material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise and whether due or to become due, including without limitation liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the date hereof and which would be required under generally accepted accounting principles to be shown in a balance sheet or referenced in the notes thereto prepared as of the date hereof, other than those properly incurred in connection with the Merger, the Additional Mergers and the IPO or in connection with Provant's preparation for future operations. Set forth on the Provant Disclosure Schedule are all liabilities and obligations of Provant and Acquisition (by type) that are as of the date hereof, or are expected to be as of the Effective Time or the effective time of the IPO, in excess of $10,000.

         5.7 LITIGATION. There are no actions, suits, causes of action, claims, litigation, arbitration, administrative hearings or other form of proceedings or disputes pending, or, to the best knowledge of Provant or Acquisition, threatened, against, involving or affecting Provant or Acquisition, in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency, or instrumentality, that either singly or in the aggregate might prevent Provant or Acquisition from consummating the transactions contemplated hereby, the IPO or the Additional Mergers, or which would have a material adverse effect on the business, operations, or financial condition of Provant and its subsidiaries taken as a whole.

         5.8 MATERIAL CONTRACTS. The Provant Disclosure Schedule lists all material leases, contracts, instruments, agreements or commitments (whether written or oral), other than the Additional Merger Agreements, relating to the conduct of the business of Provant or its subsidiaries, including Acquisition (the "Material Provant Contracts"). Without limiting the generality of the foregoing, the aforesaid list includes all contracts, agreements and instruments of the following types to which Provant its subsidiaries is a party or by which any of them is bound:

         (a) labor union contracts, together with a list of all labor unions representing or, to Provant's knowledge, attempting to represent employees of Provant;

         (b) pension, retirement, deferred compensation, death benefit, profit sharing, bonus or other employee incentive, fringe benefit, stock purchase, stock option, hospitalization or insurance plans or arrangements (and grant certificates or other documents issued thereunder) or vacation pay, severance pay and other similar benefit arrangements for officers, employees or agents, together with a list of all pensioned employees or obligations to provide any pensions hereafter other than pursuant to the plans hereinbefore in this item described;

         (c) employment contracts or agreements, consulting agreements, agreements providing for termination or severance benefits, non-competition agreements, non-disclosure agreements, contracts for professional personal services, contracts with other persons engaged in sales or distributing activities, and advertising contracts;

         (d) written or oral agreements, understandings and arrangements of any kind with any officer, director, employee, shareholder or agent of Provant relating to present or future compensation or other benefits available to such person or otherwise, together with a list of the names and current annual salary rates of all present officers and employees of Provant whose current salary rate is $25,000 or more and any bonuses paid or payable to each such person for the 1996 fiscal year;

         (e) indentures, loan agreements, notes, security agreements, mortgages, conditional sales contracts, leases of real or personal property, contracts for the purchase or sale of real or personal property, and agreements for financing;

         (f) property, casualty, crime, directors and officers, and other forms of insurance;

         (g) [reserved];

         (h) agreements, contracts or other arrangements to which Provant is a guarantor, surety or endorser;

         (i) contracts, agreements, commitments, arrangements or understandings providing for the purchase or sale of all or substantially all of Provant's requisites of a particular product from a single supplier or to a single customer;

         (j) contracts, agreements, commitments, arrangements or understandings which limit the freedom of Provant from competing in any line of business or with any person or entity;

         (k) license agreements (as licensor or licensee);

         (l) leases of real and personal property with a term of more than one year (regardless of whether the Company is lessor or lessee); and

         (m) contracts, agreements, instruments, arrangements or understandings which have not been included in items (a) through (l) above involving payment by or to Provant or Acquisition of more than $50,000 or not terminable without penalty or otherwise materially affecting the assets, financial condition, properties or business of Provant or Acquisition.

All of the Material Provant Contracts are in full force and effect. Except to the extent that a material adverse effect on Provant's financial condition, assets, liabilities, earnings, business or prospects (each considered on a consolidated basis giving effect to the Merger and the Additional Mergers) would not result if the following were not true: (A) Provant, Acquisition and each other party to each of the Material Provant Contracts have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Material Provant Contracts; (B) Provant and Acquisition have no present expectation or intention of not fully performing all of their respective obligations under any of the Material Provant Contracts, and Provant and Acquisition have no knowledge of any breach or anticipated breach by any other party to any of the Material Provant Contracts; (C) there exists no actual or, to the knowledge of Provant and Acquisition, threatened termination, cancellation or limitation of the business relationship of Provant or Acquisition with any party to any Material Provant Contract; and (D) consummation of the transactions contemplated hereby and performance by Provant and Acquisition of their respective obligations hereunder shall not require the consent or permission of any party to any Material Provant Contract or permit any party to terminate, suspend or alter the terms of any Material Provant Contract.

         5.9 ADDITIONAL MERGER AGREEMENTS. The Provant Disclosure Schedule sets forth, with respect to the Additional Merger Agreements, the material economic terms of each such Agreement and any other material terms of each such Agreement that differ substantially from the corresponding terms of this Agreement.

         5.10 DISCLOSURE OF ALL MATERIAL MATTERS. No statement of a material fact made by Provant or Acquisition in this Agreement (including without limitation all information in the Provant Disclosure Schedule and the other Schedules, Exhibits and attachments hereto, taken as a whole) is false or misleading, nor does this Agreement (including, without limitation all information in the Provant Disclosure Schedule and the other Schedules, Exhibits and attachments hereto, taken as a whole) omit to state a material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.

         5.11 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Provant or Acquisition.

         5.12     OBLIGATIONS TO OR FROM AFFILIATES.

         (a) All material transactions between Provant and any stockholder, officer or director of Provant or Acquisition, or any Affiliate of any stockholder, officer or director of Provant or Acquisition, entered into on or after January 1, 1993 have been conducted on an arm's-length basis on terms no different than would be obtained if the transaction had been between the Provant and an unrelated party. Except for matters disclosed on the Provant Disclosure Schedule, there are no debts or other obligations of Provant or Acquisition to, or to Provant or Acquisition from, any stockholder, officer or director, or any Affiliate of a stockholder, officer or director of Provant.

         (b) The Provant Disclosure Schedule sets forth all information that would be required to be provided under Item 404 of Regulation S-K of the Commission under the Securities Act if a registration statement on Form S-1 were filed by Provant with the Commission on the date hereof.

         5.13 ABSENCE OF MATERIAL EVENTS. Since January 1, 1997 there has not been (a) any material adverse change in the business, affairs or prospects of Provant nor, to the best of Provant's knowledge, are any such changes threatened, anticipated or contemplated; (b) any actual or, to Provant's knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has materially affected or may hereafter materially affect the properties, assets, business affairs or prospects of Provant; (c) any material and adverse pending or, to Provant's knowledge, threatened, anticipated or contemplated dispute of any kind with any material customer, supplier, source of financing, employee, landlord, subtenant or licensee of Provant, or any pending or, to Provant's knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any reduction in the amount, or any change in the terms or conditions, of business with any material customer, supplier, or source of financing; or (d) any pending, or to Provant's knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description materially and adversely affecting the properties, assets, business, affairs or prospects of Provant.

         5.14     ABSENCE OF IMPROPER PAYMENTS. Since January 1, 1994 Provant:
(a) has not made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payments or gifts is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) has not established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on its books or records for any reason; (c) has not made any payments to any person where Provant intended or understood that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment; or (d) has not made any contribution, or has reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, state or local, where such contribution would be in violation of applicable law.

                                  6. COVENANTS

         6.1 CONDUCT OF BUSINESS OF THE COMPANY.

         (a) Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in the ordinary and usual course of business and consistent with past practice and will use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, contractors, and others having business dealings with it to the end that its goodwill and on-going business shall not be impaired at the Effective Time.

         (b) Without limiting the generality of subsection (a) and except as otherwise expressly provided in this Agreement, before the Effective Time, the Company will comply with all laws applicable to the conduct of its business and continue in effect its present insurance coverage and, except with the prior written consent of Provant, will not (i) issue, sell, or pledge, or authorize or propose the issuance, sale, or pledge of (A) any shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, excepting only pursuant to the exercise or conversion of Company Options and other instruments or securities outstanding on the date hereof and disclosed on the Company Disclosure Schedule which exercise or conversion and which issuance are in accordance with the terms of such instruments or securities as in effect on the date hereof, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares; (iii) declare or pay any dividend or distribution on any shares of its capital stock; (iv) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any change in its capitalization, merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business; (v) propose or adopt any amendments to its Articles of Incorporation or By-Laws (other than as effected by the Merger); (vi) incur, assume, or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short term debt; (vii) make any loans, advances, or capital contributions to, or investments in, any other person, other than travel or other advances to employees consistent with past practice; (viii) assume, guarantee, endorse, or otherwise become liable or responsible

(whether directly, contingently, or otherwise) for the obligations of any other person, except to endorse checks for collection or deposit in the ordinary course of business; or (ix) agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect as of the date hereof or as of the Effective Time, as if made as of such time. Notwithstanding the foregoing provisions of this Section 6.1(b), prior to the Effective Time the Company may pay a cash dividend so long as doing so will not prevent the Company from satisfying the Financial Condition (with any such dividend being accounted for prior to the calculation of the Financial Condition).

         6.2 NO SOLICITATION. The Company shall not, nor shall it permit any of its officers, directors, employees, agents, or representatives (including, without limitation, investment bankers, attorneys and accountants), directly or indirectly to (a) initiate, contract with, solicit or encourage any inquiries or proposals by, or (b) enter into any discussions or negotiations with, or disclose directly or indirectly any information concerning its business and properties to, or afford any access to its properties, books, and records to, any corporation, partnership, person, or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of the Company's capital stock or a merger, consolidation, or sale of all or a substantial portion of the assets, or any similar transaction that is material to the Company. The Company will notify Provant within three business days of receipt if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming. Such notice shall state all substantive terms and conditions of any proposal or Acquisition Proposal and the identity of the person making the proposal or Acquisition Proposal or seeking to initiate discussions or negotiations or requesting information.

         6.3 ACCESS TO INFORMATION.

         (a) From the date of this Agreement, the Company will give Provant and the Underwriter and their respective representatives full access, at reasonable times and with reasonable notice, to the offices and other facilities and to the books and records of the Company, will permit Provant and the Underwriter and their respective representatives to make such inspections as they may reasonably require, and will cause its officers and representatives (including, without limitation, its firm of certified public accountants) to furnish Provant and the Underwriter and their respective representatives with such financial and operating data and other information with respect to the business, operations, assets, liabilities and prospects of the Company as Provant and the Underwriter and their respective representatives may from time to time reasonably request. From the date of this Agreement, Provant and Acquisition will give the Company full access, at reasonable times, to the offices and other facilities and to the books and records of Provant and Acquisition, will permit the Company and its representatives to make such inspections as they may reasonably require, and will cause their respective officers and representatives (including, without limitation, their firm of certified public accountants) to furnish the Company and its representatives with such financial and operating data and other information with respect to the business, operations, assets and liabilities of Provant, Acquisition and the Additional Companies (in the last case to the extent such information is in the possession of Provant and the applicable Additional Company does not object to disclosure) as the Company and its representatives may from time to time reasonably request.

         (b) Provant and Acquisition, on the one hand, and the Company, on the other hand, will, and will cause their respective employees and agents (including, in the case of Provant, the Underwriter and its employees and agents) (collectively, "Representatives") to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all Confidential Information (as hereinafter defined) and will not disclose the same to any person. If this Agreement is terminated, each party having received or created any documents containing Confidential Information (including documents received or created by its Representatives), will promptly return to the other party or destroy (or cause to be returned or destroyed) all documents (including all copies thereof) so received or created containing such Confidential Information. For purposes hereof, "Confidential Information" shall mean all information of any kind concerning the Company, or concerning any of Provant, Acquisition or any Additional Company, respectively, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to Provant, Acquisition or their Representatives, or to the Company or its Representatives, as applicable, to be under an obligation to the Company or Provant, as applicable, to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement),
(iv) that was in the receiving party's possession before disclosure thereof to it in connection with this Agreement, or (v) that is independently developed by Provant or by the Company (including their respective Representatives), as applicable.

         6.4 REASONABLE BEST EFFORTS; SHAREHOLDER APPROVAL.

         (a) Subject to the terms and conditions hereof, each party to this Agreement agrees to fully cooperate in all reasonable respects with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement and in connection with the IPO. Each of the Company, Provant and Acquisition agrees that it will use its reasonable best efforts to cause all conditions to its obligations under this Agreement to be satisfied as promptly as possible, and will not undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied at or prior to the Closing. Each of the Provant Principals hereby covenants and agrees that, subject to the satisfaction (or, in Provant's sole discretion, waiver) of the conditions set forth in Section 7.1, he will cause Provant to calculate the Financial Condition in good faith and cause Provant, Acquisition or Provant's counsel, as applicable, to execute and/or deliver each of the items identified in subsections 7.2(f), (i), (j) and
(l) and to take the action described in subsection 7.2(k).

         (b) Without limiting the foregoing, the Company will promptly and duly call (and the Stockholder will cause the Company to so call) a special meeting of its stockholders for the purpose of voting on the Merger and this Agreement. The Board of Directors of the Company and the Stockholder shall give their respective unqualified recommendations to the stockholders of the Company that such stockholders approve the Merger and this Agreement, and the Company and the Stockholder will otherwise use their reasonable best efforts to obtain stockholder approval.

         6.5 CONSENTS. Each of Provant, Acquisition and the Company will use reasonable efforts to obtain as promptly as practicable such consents of third parties to agreements that would otherwise be violated by any provisions hereof and to make such filings with governmental authorities as are necessary to consummate the transactions contemplated by this Agreement.

         6.6 PUBLIC ANNOUNCEMENTS. Except as provided in the immediately following sentence, all public announcements, notices or other communications regarding this Agreement and the transactions contemplated hereby to third parties other than the parties hereto and their respective advisors and the shareholders of the Company shall require the prior approval of Provant and of the Company. Notwithstanding the foregoing, neither the filing of the Registration Statement (or any other document filed with any public official in connection with the IPO), nor the distribution of the Prospectus (whether in preliminary or final form), nor any selling activity conducted by Provant or the Underwriter in connection with the IPO, including without limitation those conducted as part of the so-called road show, shall be construed to be public announcements, notices or other communications requiring the prior approval of the Company.

         6.7 NOTIFICATION OF CERTAIN MATTERS. Each of the parties (the "Notifying Party") shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event that would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Notifying Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Without limiting the foregoing, from time to time prior to the Closing the Company will promptly supplement or amend the Company Disclosure Schedule and Provant will promptly supplement or amend the Provant Disclosure Schedule, in each case both to correct any inaccuracy in, respectively, the Company Disclosure Schedule or the Provant Disclosure Schedule when delivered and to reflect any development which, if existing at the date of this Agreement, would have been required to be set forth in the applicable party's Disclosure Schedule or which has rendered inaccurate the information contained in such Disclosure Schedule (each notice furnishing such information being called, as applicable a "Company Disclosure Supplement" or a "Provant Disclosure Supplement"), and approximately six business days prior to the Closing the Company will deliver to Provant a final Company Disclosure Supplement and Provant will deliver to the Company a final Provant Disclosure Supplement consisting of a complete update of, respectively, the Company Disclosure Schedule or the Provant Disclosure Schedule as though all representations and warranties contained in Article 3 hereof and Article 5 hereof were to be made as of the date of the Closing. In addition, the Company shall promptly notify Provant in writing if at any time prior to a closing in connection with the IPO it shall obtain knowledge of any facts relating to the Company or its officers, directors or stockholders that might make it necessary or appropriate to amend or supplement the Prospectus in order to make the statements contained therein not misleading or comply with applicable law. The delivery of any Company Disclosure Supplement, and Provant Disclosure Supplement or other notice pursuant to this Section 6.7 shall not render correct any representation or warranty that was incorrect when made or limit or otherwise affect the remedies available hereunder to the party receiving such Company Disclosure Supplement, Provant Disclosure Supplement or notice.

         6.8 COVENANTS OF THE STOCKHOLDER. Subject to the last sentence of this
Section 6.8, the Stockholder hereby covenants and agrees with Provant and Acquisition that he shall:

         (a) take no action which the Company may not take pursuant to
Section 6.2;

         (b) take action and refrain from action to the extent required of the Company pursuant to Section 6.4;

         (c) vote, or cause to be voted, all of his Shares for the approval of each aspect of this Agreement (including the Merger) requiring the approval of the stockholders of the Company, and against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of the Company with any person or entity other than Provant or an entity controlled by Provant;

         (d) cause the Company to provide to Provant the notifications required of the Company under Section 6.7;

         (e) execute and deliver at the Closing the Employment Contract, the Non-Competition and Non-Disclosure Agreement and the Investment Letter;

         (f) subject to the other terms of this Agreement, (i) use all commercially reasonable to take whatever action may be reasonably necessary or desirable to effect, perform or confirm of record or otherwise in the Surviving Corporation full right, title and interest in and to the business, properties and assets now conducted or owned by the Company, free and clear of all restrictions, liens, encumbrances, rights, title and interests in others (excepting only liens reflected on the Balance Sheet or otherwise disclosed on the Disclosure Schedule) or to collect, realize upon, gain possession of, or otherwise acquire, full right, title and interest in and to such business, properties and assets; (ii) use his reasonable best efforts to take whatever action may be reasonably necessary or desirable carry out the intent and purposes of the transactions contemplated hereby and to permit Provant to undertake and complete the IPO;

         (g) notify Provant in writing if at any time prior to a closing in connection with the IPO he shall obtain actual knowledge of any facts relating to the Company or its officers, directors, or stockholders that might make it necessary or appropriate to amend or supplement the Prospectus used in the registration statement filed in connection with the IPO in order to make the statements contained therein not misleading or comply with applicable law (with the delivery of any notice pursuant to this Section 6.8(g) not limiting or otherwise affecting the remedies available hereunder to the party receiving such notice);

         (h) execute and deliver such other instruments and take such other actions as may be reasonably required by the Company or the Underwriter in order to carry out the intent of this Agreement and to complete and close the IPO, subject to the other terms of this Agreement; and

         (i) satisfy (or cause to be satisfied) prior to the Effective Time any indebtedness to the Company owed by the Stockholder or by any Affiliate of the Stockholder (other than an Affiliate that is a subsidiary of the Company); PROVIDED that such indebtedness (up to the amount of cash that the Stockholder will receive pursuant to Section 2.7) may be satisfied as of the Effective Time with cash to be so received by the Stockholder, and the Stockholder hereby authorizes Provant to offset any such indebtedness not repaid prior to the Effective Time against cash payable to or for the account of the Stockholder pursuant to Section 2.7.

The Stockholder's obligations under subsections (b), (d) and (f) of this Section
6.8 shall be limited to exercising such power as he possesses as an officer, director and stockholder of the Company, and in no event (i) shall the Stockholder be liable pursuant to such provisions for any failure of any action to be taken that is not within the Stockholder's power, in the aforesaid capacities, to cause to be performed, or (ii) shall the Stockholder be required to expend any personal funds in furtherance of such obligations.

         6.9 TAX FREE REORGANIZATION. From and after the Effective Time, neither Provant nor the Surviving Corporation shall take or suffer to be taken any action which will cause the Merger not to constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

         6.10 MONTHLY FINANCIAL INFORMATION. Within thirty days after the end of each month ending after the date of this Agreement and prior to the Effective Time, the Company will furnish to Provant internally prepared financial statements comparable to the Financial Statements prepared in a manner consistent with the Financial Statements and certified by the chief financial officer of the Company.

         6.11 PROVANT OPTION PLAN. Prior to the Effective Time, Provant shall adopt an employee stock option plan (the "Plan") providing for the granting of Provant Options from time to time as provided in the Plan. The Plan shall make available for grant at or before the Closing, and the Board of Directors of Provant shall so grant, Provant Options with respect to a number of shares of Provant Common Stock equal to 5.0% of the shares of Provant Common Stock outstanding as of immediately following the Closing of the Merger, the Additional Mergers (excluding any Additional Merger that is terminated without consummation) and the IPO, giving effect to the issuance of all shares of Merger Stock issuable as of Closing, all shares of Provant Common Stock issuable as of the Closing as merger consideration in each of the Additional Mergers, and the issuance of Provant Common Stock in the IPO. The Provant Options granted as of such time shall have an exercise price equal to the IPO Price, shall by their terms (i) become exercisable ratably over a period of three years (provided that the holder remains employed by Provant or one of its affiliates and subject to accelerated vesting in the event of a change in control of Provant), (ii) have a term of seven years, and (iii) in the case of vested options, remain exercisable for a period of one year following any termination of employment without cause (including termination resulting from the expiration of any employment agreement in accordance with its terms) and for a period of ten business days following any termination of employment for cause (conditioned, in the latter case, upon the terminated employee's delivery of a general release to the Surviving Corporation, Provant and their respective affiliates), and shall have such other terms as the Board of Directors of Provant may determine. The Provant Options granted as of such time shall be allocated among the employees of, respectively, the Surviving Corporation and the surviving corporations of the Additional Mergers in accordance with Schedule 6.11 hereto, and shall be granted to individual employees of such corporations in accordance with directions to the Board of Directors of Provant given by the executive officers of the Company and the Additional Companies absent a good faith determination by the Board of Directors of Provant that such a direction is manifestly contrary to the interests of the Surviving Corporation.

         6.12 COVENANTS OF PROVANT. Subject to the consummation of the Merger, Provant hereby covenants and agrees with the Stockholder as follows:

         (a) In the event that, prior to the Effective Time, a Company Stockholder shall give written notice to Provant of a statement contained in the Registration Statement that, in such Company Stockholder's opinion, is false or misleading, or that the Registration Statement omits to state a fact necessary to make the statements contained therein not false or misleading, and if Provant fails to amend the Registration Statement to address such statement or omission to the reasonable satisfaction of such Company Stockholder, then Provant hereby agrees to indemnify such Company Stockholder against any loss or damage (including reasonable attorneys' fees) suffered by such Company Stockholder as a consequence of any claim brought against such Company Stockholder by any third party on the basis of the statement or omission of which such Company Stockholder gave notice.

         (b) Each of Provant and Acquisition will use all commercially reasonable efforts to obtain the release, at or immediately following the Effective Time, of all contractual guarantees by the Stockholder of loans, leases and similar obligations of the Company, provided only that such loans, leases and other obligations are disclosed on the Company Disclosure Schedule and are reflected on the Balance Sheet and in the computation of Closing Net Worth to the extent required under generally accepted accounting principles to be so reflected. Provant covenants that it will either (i) take steps to ensure, to the Stockholder's reasonable satisfaction, that each such loan and similar credit obligation guaranteed by the Stockholder will be satisfied and permanently discharged promptly following the Effective Time, or
(ii) obtain and deliver to the Stockholder at or before the Closing the written assurance from the guaranteed party with respect to each such loan and similar credit obligation guaranteed by the Stockholder to the effect that, upon or immediately following the Effective Time, the Stockholder will be released from the applicable contractual guaranty. Provant further covenants that it will indemnify the Stockholder against any loss (including reasonable attorneys' fees) in connection with any such guaranty by the Stockholder of a loan, lease and similar obligation that has been so disclosed and, if applicable, reflected.

                   7. CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 CONDITIONS TO THE OBLIGATIONS OF PROVANT AND ACQUISITION. The obligations of Provant and Acquisition to consummate the Merger are subject to the satisfaction at the Closing, or waiver by Provant in writing, in whole or in part, of each of the following conditions:

         (a) The IPO and each of the Additional Mergers shall have been completed at the same time.

         (b) The Financial Condition shall have has been satisfied.

         (c) Each of the representations, warranties, agreements and covenants of the Company and the Stockholder (giving effect to the Company Disclosure Schedule, but not to any Company Disclosure Supplement) shall be true and correct as of, and shall not have been violated in any respect at, the Closing as though made on and as of the Closing, except for (i) representations, warranties, agreements and covenants which make reference to a specific date (including the date of this Agreement), which need only be true and correct as of the specified date, and (ii) failures of representations or warranties to be true and correct as of the Closing solely on account of matters arising between the date hereof and the Effective Time in the ordinary course of the Company's business, if and to the extent such matters are consistent with past practice of the Company and are not materially adverse to the Company, either singly or in the aggregate; the Company and the Stockholder shall, on or before the Closing, have performed all of their respective obligations under this Agreement which by the terms hereof are to be performed on or before the Closing; and there shall have delivered to Provant and Acquisition a certificate signed by the President of the Company on behalf of and in the name of the Company and by the Stockholder dated as of the date of the Closing to the foregoing effect.

         (d) The Merger and this Agreement shall have been approved by the requisite vote of the stockholders of the Company, and not more than 5.0% of the Shares shall constitute Dissenting Shares.

         (e) No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or other person or entity or threatened in writing by any governmental body which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would materially adversely affect the right of the Surviving Corporation, as a subsidiary of Provant, to conduct the business of the Company as presently conducted by the Company or which claims damages from Provant with respect to the transactions contemplated hereby.

         (f) Provant and Acquisition shall have received the opinion of counsel to the Company, dated the date of the Closing and in form and substance reasonably satisfactory to Provant and its counsel, substantially to the effect set forth on Exhibit 7 (subject to qualifications and assumptions customary in transactions such as the Merger), which opinion provides that it may be relied upon by the Underwriter.

         (g) All proceedings taken by the Company and all instruments executed and delivered by the Company prior to the date of the Closing in connection with the transactions herein contemplated shall be satisfactory in form and substance to counsel for Provant acting reasonably.

         (h) No statute, rule or regulation shall have been enacted or promulgated which makes illegal or prohibits consummation of the transactions contemplated hereby or which materially and adversely affects the ability of the Surviving Corporation, as a subsidiary of Provant, to conduct the business of the Company as presently conducted by the Company.

         (i) The Stockholder shall have executed and delivered to Provant the Employment Contract, the Non-Competition and Non-Disclosure Agreement, and his Investment Letter.

         (j) The Company shall have delivered to Provant and Acquisition a certificate of its Secretary certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement, the incumbency of officers and directors, and the status of record ownership of the Shares.

         (k) The Company shall have delivered to Provant such other certificates, documents and consents as Provant and its counsel shall reasonably require.

         7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER. The obligation of the Company and the Stockholder to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by the Company in writing, in whole or in part, of each of the following conditions:

         (a) The IPO shall have been completed at the same time, and appropriate measures shall have been adopted and shall be in place to ensure that the stockholders of the Company entitled to receive Cash Consideration shall receive such Cash Consideration out of the proceeds of the IPO.

         (b) Each of the Additional Mergers shall have been completed at the same time as the Merger, and there shall have occurred no event (or series of events, whether or not related) with respect to any Additional Company that (i) constitutes a failure of a closing condition set forth in the applicable Additional Merger Agreement such that, in the reasonable judgment of Provant, Provant is not contractually obligated to consummate the applicable Additional Merger, and (ii) has resulted in a material adverse change between the date hereof and the date of the Closing in the financial condition, assets, liabilities, earnings, business, or business prospects of the applicable Additional Company.

         (c) Each of the representations, warranties and agreements of Provant, Acquisition and the Provant Principals (giving effect to the Provant Disclosure Schedule but not to any Provant Disclosure Supplement) shall be true and correct as of, and shall not have been violated in any respect at, the Closing (without giving effect to the Merger or the Additional Mergers) as though made on and as of the Closing except for (i) representations and warranties and agreements which make reference to a specific date (including the date of this Agreement), which need only be true and correct as of the specified date, and (ii) failures of representations or warranties to be true and correct as of the Closing solely on account of matters arising between the date hereof and the Effective Time in the ordinary course of Provant's or Acquisition's business, if and to the extent such matters are not materially adverse to Provant (considered on a consolidated basis giving effect to the Merger and the Additional Mergers), either singly or in the aggregate; Provant, Acquisition and the Provant Principals shall, on or before the Closing, have performed all of their respective obligations under this Agreement which by the terms hereof are to be performed on or before the Closing (including without limitation the adoption of the Plan and the grant of Provant Options to persons who will be employees of the Surviving Corporation in accordance with Schedule 6.11); and there shall have been delivered to the Company a certificate signed by the respective Presidents of Provant and Acquisition on the behalf of and in the name of, respectively, Provant and

Acquisition, and by each of the Provant Principals, dated as of the date of the Closing to the foregoing effect.

         (d) No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or other person or entity or threatened in writing by any governmental body which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would materially adversely affect the right of the Company to consummate the Merger.

         (e) The Merger and this Agreement shall have been approved by the requisite vote of the stockholders of the Company.

         (f) The Company shall have received the opinion, dated the date of the Closing and in form and substance satisfactory to the Company and its counsel, of Messrs. Nutter, McClennen & Fish, counsel to Provant, substantially to the effect set forth on Exhibit 8 (subject to qualifications and assumptions customary in transactions such as the Merger).

         (g) All proceedings taken by Provant and Acquisition and all instruments executed and delivered by Provant and Acquisition prior to the date of the Closing in connection with the transactions herein contemplated, and any instruments to be executed by the Stockholder at the request of Provant, shall be satisfactory in form and substance to counsel for the Company, acting reasonably.

         (h) No statute, rule or regulation shall have been enacted or promulgated which makes illegal or prohibits consummation of the transactions contemplated hereby or which materially and adversely affects the ability of the Surviving Corporation, as a subsidiary of Provant, to conduct the business of the Company as presently conducted by the Company.

         (i) Provant and Acquisition shall have delivered to the Company a certificate of its Secretary, certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement.

         (j) The Surviving Corporation shall have executed and delivered the Employment Contract to the Stockholder.

         (k) The individual listed on Schedule 7.2A as the designee of the Company shall have been elected to the Board of Directors of Provant as of immediately following the closing of the IPO.

         (l) Provant, Acquisition and the Provant Principals shall have delivered to the Company such other certificates and documents pertaining to the Merger (including the legal existence and good standing of Provant and Acquisition) as the Company and its counsel shall reasonably require.

               8. RESTRICTIONS ON SALE OR TRANSFER OF MERGER STOCK

         8.1 RESTRICTIONS ON SALE. The shares of Merger Stock will not have been registered under the Securities Act or the blue sky laws of any state by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and of such state laws. Such shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and such state laws or an exemption therefrom, or in contravention of the restrictions contained in the Investment Letter attached hereto as Exhibit 4.

         8.2 REGISTRATION ON A PARI PASSU BASIS. Provant agrees that, in the event that at any time after the closing of the IPO it conducts a public offering of Common Stock registered under the Act and Provant and its underwriter determine, in their sole discretion, to permit (i) any holder of Merger Stock, (ii) any holder of Provant Common Stock issued as merger consideration in any of the Additional Mergers, or (iii) any Provant Principal to sell Provant Common Stock in such offering, then Provant shall permit each holder of Merger Stock to sell shares of such Merger Stock in such offering in the same proportion as the person referenced in any of clauses (i) through (iii) above who is then being permitted to sell the highest proportion of his or her shares of Provant Common Stock (all such proportions being based on the respective number of shares of Provant Common Stock that each applicable person then holds); PROVIDED, HOWEVER, that the foregoing right shall not apply to shares that are no longer subject to the two-year restriction period under the Investment Letter and that are tradeable either without regard to Rule 144 promulgated under the Act or tradeable within a 90 day period under such Rule
144. For purposes of the foregoing, an agreement granting a person a right to have shares registered in the future shall not be construed as "permitting" such person to sell shares in an offering until such time as such right is properly exercised under the terms of such agreement.

                               9. INDEMNIFICATION

         9.1      AGREEMENTS TO INDEMNIFY.

         (a)      As used in this Article 9:

                         (i) "Damages" means claims, damages, liabilities,
                  losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding.

                        (ii) "Provant Indemnified Party" means, collectively,
                  each of Provant (including in its capacity as the Surviving Corporation) and its affiliates.

                       (iii) "Company Indemnified Party" means, after the
                  Effective Time, the former stockholders of the Company collectively.

                        (iv) "Indemnified Party" means either of the Provant
                  Indemnified Party or the Company Indemnified Party, as applicable under the circumstances.

         (b) On the terms and subject to the limitations set forth in this Agreement, the Company, prior to the Effective Time, shall, and, after the Effective Time, the Stockholder shall indemnify, defend, and hold the Provant Indemnified Party harmless from, against and in respect of any and all Damages incurred by any Provant Indemnified Party arising from or in connection with any of the following (collectively referred to herein as "Claims"):

                         (i) any actual or alleged breach of any representation,
                  warranty, covenant or agreement made by the Company or by the Stockholder in this Agreement or in any exhibit, schedule, certificate or other document delivered or to be delivered at the Closing by or on behalf of the Company or the Stockholder pursuant to the terms of this Agreement or otherwise referred to or incorporated in this Agreement; and

                        (ii) those matters identified on Schedule 9.1.

         (c) In addition to the foregoing, and solely in the event the Merger shall be consummated, the Stockholder shall indemnify Provant as set forth in the immediately following sentence from any failure by the Company to have a Closing Net Worth equal to or greater than the Minimum Net Worth. In the event the Closing Net Worth shall be less than the Minimum Net Worth (and Provant shall have elected, in its sole discretion, to waive the failure of the closing condition set forth in Section 7.1(b) caused thereby), the Stockholder shall reimburse Provant at the Closing for the amount of such deficit on a dollar for dollar basis. Such reimbursement shall be the sole remedy of Provant on account of a failure of the Closing Net Worth to equal or exceed the Minimum Net Worth (other than Provant's right to terminate this Agreement), and neither the Company nor the Stockholder shall be liable for any consequential damages on account of any such failure. Any indemnity and reimbursement required by this
Section 9.1(c) shall not be subject to Section 9.2(c).

         (d) From and after the Effective Time and solely if the Merger shall have been consummated, on the terms and subject to the limitations set forth in this Agreement, Provant and each of the Provant Principals shall indemnify, defend, and hold the Company Indemnified Party harmless from, against and in respect of any and all Damages incurred by any Company Indemnified Party arising from or in connection with any actual or alleged breach of any representation, warranty, covenant or agreement made by Provant, Acquisition or the Provant Principals in this Agreement or in any exhibit, schedule, certificate or other document delivered or to be delivered at the Closing by or on behalf of Provant, Acquisition or the Provant Principals pursuant to the terms of this Agreement or otherwise referred to or incorporated in this Agreement (also referred to herein as "Claims"); PROVIDED, HOWEVER, that this provision shall not be construed to provide to the Company Indemnified Party any indemnification with respect to the Registration Statement and the information contained therein, or with respect to any failure of the IPO to be consummated.

         (e) Subject to Section 9.2, the Company's and the Stockholder's representations and warranties set forth in Article 3, the Stockholder's representations and warranties set forth in Article 4, and Provant's, Acquisition's and the Provant Principals' representations and warranties set forth in Article 5 shall, for purposes of this Article 9, be deemed to have survived the Effective Time and the Closing of the Merger and the other transactions contemplated hereby notwithstanding any contrary terms of this Agreement, and whenever such representations, warranties, covenants and agreements are referred to in this Article 9, the text of the same as set forth in the aforesaid Articles shall be deemed to be set forth in their entirety herein, and the same are hereby incorporated herein by such references. Each representation, warranty, covenant and agreement of the Company and the Stockholder shall be deemed to have been relied upon by the Provant Indemnified Party, and each representation, warranty, covenant and agreement of Provant, Acquisition and the Provant Principals shall be deemed to have been relied upon by the Company Indemnified Party, notwithstanding any investigation or inspection made by or on behalf of any Provant Indemnified Party or the Company Indemnified Party, as applicable, and shall not be affected in any respect of any such investigation or inspection. No waiver of a closing condition by an Indemnified Party shall be deemed to relieve a party that is otherwise obligated to provide indemnification of its obligations pursuant to this Section 9.1 on account of the matters that were the subject of such waiver.

         (f) In addition to and not in limitation of the rights and remedies of Provant under this Section 9.1, and provided that Provant has given to the Stockholder the notice required by Section 9.3 or 9.5, as applicable, Provant may withhold from any shares of Provant Common Stock issuable and all amounts payable under Section 2.8 the amount of any Damages of Provant arising out of or in connection with Claims asserted hereunder (as estimated in good faith by Provant in the event such Damages are not yet fixed, subject to future release if appropriate upon final resolution of the applicable Claim). For purposes of this subsection (f), shares of Provant Common Stock otherwise issuable under
Section 2.8 shall be valued at the lower of (i) the closing price for a share of Provant Common Stock on the last trading day immediately preceding the date Provant gives notice that it has a Claim under this Article 9 and (ii) the IPO Price adjusted as provided in Section 2.8(g).

         (g) In the event the Stockholder shall indemnify the Provant Indemnified Party for any breach of the warranties contained in Section 3.25 on account of a failure of accounts receivable of the Company to be collected, the Surviving Corporation shall assign to the Stockholder those accounts receivable as to which such indemnity has been paid.

         9.2 LIMITATIONS ON INDEMNITY OBLIGATIONS. The indemnity obligations of the Company or the Stockholder, as applicable (in either case, the "Company Indemnifying Party"), or Provant and the Provant Principals (collectively, the "Provant Indemnifying Party") (both the Company Indemnifying Party and the Provant Indemnifying Party being called generically the "Indemnifying Party"), under this Agreement shall be subject to the following limitations:

         (a) The indemnity obligations of the Indemnifying Party shall expire on September 15, 1999 (the "Cut-off Date"); provided, however, that such obligations with respect to (i) the representations and warranties contained in Sections 3.1, 3.2, 3.10, and 3.22, Article 4, and Sections 5.1, 5.2, 5.3 and 5.4 of this Agreement and the matters identified on Schedule 9.1 and in Section 9.1(c) shall continue forever without limitation, and (ii) the representations and warranties regarding taxes, which are contained in Section 3.15, shall remain in effect until all claims for taxes due by or on account of the Company for any period up to and including the Effective Time have been settled and any statute of limitations period with respect to such taxes has expired; and provided further that the indemnity obligations of the Indemnifying Party for Claims timely asserted by an Indemnified Party before the expiration of the applicable indemnity period, if any, in the manner provided in this Agreement shall continue until such Claims are finally resolved and discharged.

         (b) (i) Subject to the maximum aggregate amounts provided elsewhere in this Subsection 9.2(b) with respect to the Stockholder's indemnity obligations, in the event of any Damages for which the Stockholder is liable pursuant to
Section 9.1, the Stockholder shall be liable solely for a fraction of each dollar of Damages suffered equal to the fraction derived by dividing the number of Shares held by the Stockholder as of the date hereof by the total number of Shares outstanding on a fully diluted basis. Subject to subsection (b)(ii) below, the aggregate indemnity obligations of the Stockholder for any Damages arising out of Claims the operative facts of which were actually known to the Stockholder as of the date of this Agreement ("Known Claims") shall not in any event exceed an amount equal to the sum of (A) the cash to which the Stockholder becomes entitled pursuant to Section 2.7 or 2.8, plus (B) the product of the total number of shares of Provant Common Stock to which the Stockholder becomes entitled pursuant to Section 2.7 or 2.8, multiplied by the IPO Price, minus (C) any amounts paid pursuant to Section 9.1 by the Stockholder with respect to Claims that are not Known Claims. Subject to subsection (b)(ii) below, the aggregate indemnity obligations of the Stockholder for any Damages arising out of Claims that do not constitute Known Claims shall not in any event exceed Five Million Dollars ($5,000,000). The aggregate indemnity obligations of the Provant Principals for any Damages shall not in any event exceed an amount equal to (X) the aggregate number of shares of Provant Common Stock held by the Provant Principals as of immediately following the closing of the IPO plus the aggregate number of warrant shares covered by those certain warrants for the purchase of Provant Common Stock issued to the Provant Principals as of the closing of the IPO, multiplied by (Y) the IPO Price, minus (Z) the aggregate exercise price of such warrants.

             (ii) Solely in the event that both (A) the Damages to be paid by the Stockholder pursuant to Section 9.1(b) on account of the then-asserted Claim, in aggregation with all such Damages previously paid by the Stockholder, equal or exceed the aggregate amount of the cash received by the Stockholder pursuant to

Sections 2.7 and 2.8, and (B) the Average Closing Price of Provant Common Stock during the ten trading days immediately following (but not including) the date on which notice of the liquidated amount of the claimed Damages is given to the Stockholder (which may, if applicable, be the date on which the initial notice of the Claim is given) (in either event, the "Claim Date") is less than the IPO Price, then the Stockholder may, at his election, satisfy such portion of the Damages as exceed the cash received by the Stockholder pursuant to Sections 2.7 and 2.8 by tendering to Provant, for cancellation, shares of Provant Common Stock equal in value to the Damages to be so satisfied, with such shares valued at the Average Closing Price determined under clause (B) of this sentence. Notwithstanding the first sentence of subsection (b)(i) above, if the foregoing clauses (A) and (B) are satisfied and the Stockholder is therefore permitted to satisfy his obligation to pay Damages by tendering shares of Provant Common Stock, and the Stockholder elects to so tender Provant Common Stock, the Stockholder's obligation for Damages shall be limited to the number of shares of Provant Common Stock received by the Stockholder pursuant to Sections 2.7 and
2.8. In the event that Damages are to be paid by the Stockholder before the final distribution of Provant Common Stock (if any) on account of 1999 EBIT and if this subsection (b)(ii) shall apply, the final number of shares of Provant Common Stock that the Stockholder shall be obligated to tender to Provant shall be left undetermined until such time as the distribution of Provant Common Stock (if any) is to be made under Section 2.8

         (c) Except (i) as provided in Section 9.1(c), and (ii) with respect to Damages arising out of the matters identified on Schedule 9.1, which Damages shall be indemnified without respect to the threshold provided in this Section 9.2(c), an Indemnified Party shall be entitled to indemnification only if the aggregate and collective Damages incurred or suffered by it exceeds an amount (the "Basket") equal to one percent (1%) of the aggregate consideration paid pursuant to Sections 2.7 and 2.8 (valuing the Provant Common Stock issued under
Section 2.7 at the IPO Price and valuing the Provant Common Stock issued under
Section 2.8 at the same price as utilized in determining the number of shares to be issued as Additional Consideration (i.e., 80% of the then-current Average Closing Price)), in which event it shall be entitled to indemnification of the full amount of such Damages; PROVIDED, HOWEVER, that in the event Damages are to be paid before the final determination of the amount of Additional Consideration, the Basket shall be assumed tentatively to be $250,000 pending final determination of the Additional Consideration. No amounts indemnified by the Company or the Stockholder pursuant to Section 9.1(c) or with respect to matters identified on Schedule 9.1 shall be treated as Damages incurred and suffered by the Indemnified Party for purposes of the immediately preceding sentence, provided only that the amounts so indemnified have been duly paid.

         (d) Notwithstanding the preambles to, respectively, Article 3 and
Article 5, the contractual liability of the Stockholder and the Provant Principals for any breach of the representations and warranties contained in, respectively, Article 3 and Article 5 shall be limited to such Stockholder's or Provant Principal's liability provided in this Article 9.

         9.3 NOTICE OF THIRD PARTY CLAIMS. An Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim consisting of a matter asserted by a third person that might give rise to any indemnity obligation of the Indemnifying Party hereunder (a "Third Party Claim"), specifying in reasonable detail the nature thereof and indicating the amount (if known, or estimated if necessary) of the Damages that have been or may be sustained by the Indemnified Party. Failure of any Indemnified Party to promptly give such notice shall not relieve the Indemnifying Party of its or his obligation to indemnify under this Article 9, but as a result of any such failure, the Indemnified Party shall be liable to the Indemnifying Party for, and only for, the amount of actual damages caused by such failure, which amount shall be an offset against the amount of Damages for which the Indemnifying Party is liable hereunder. Together with or following such notice, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim (including court papers).

         9.4 DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. The Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its or his own expense through counsel of its or his own choosing) to defend against any Third Party Claim at its or his expense and through counsel of its or his own choosing and to control such defense if the Indemnifying Party gives written notice of its or his intention to do so within 15 business days of its or his receipt of notice of the Third Party Claim. The Indemnified Party shall cooperate fully in all reasonable respects in the defense of such Third Party Claim and shall make available to the Indemnifying Party or its or his counsel all pertinent information under their control relating thereto. The Indemnified Party shall have the right to elect to settle any Third Party Claim; provided, however, the Indemnifying Party shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless the Indemnifying Party shall have consented thereto. The Indemnifying Party shall have the right to elect to settle any Third Party Claim subject to the consent of the Indemnified Party; provided, however, that if the Indemnified Party fails to give such consent within 15 business days of being requested to do so, the Indemnified Party shall, at its expense, assume the defense of such Third Party Claim and regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement. The foregoing provisions notwithstanding, in no event (a) may either Indemnifying Party adjust, compromise or settle any Third Party Claim unless such adjustment, compromise or settlement unconditionally releases the Indemnified Party from all liability,
(b) may the Company Indemnifying Party adjust, compromise or settle any Third Party Claim if such adjustment, compromise or settlement affects the absolute and sole right of Provant or the Surviving Corporation to own or use any of the Company's assets or (c) may the Company Indemnifying Party defend any Third Party Claim which, if adversely determined, would materially impair the financial condition, business or prospects of Provant or the Surviving Corporation.

         9.5 NOTICE OF OTHER CLAIMS. In the event any Indemnified Party should incur any Claim that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice of such Claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Claim described in such notice or fails to notify the Indemnified Party within 30 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the Claim described in such notice, the Damages in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. Failure of any Indemnified Party to promptly give such notice shall not relieve the Indemnifying Party of its or his obligation to indemnify under this Article 9, but as a result of any such failure, the Indemnified Party shall be liable to the Indemnifying Party for, and only for, the amount of the actual damages caused by such failure, which amount shall be an offset against the amount of Damages for which the Indemnifying Party is liable hereunder.

                       10. TERMINATION; AMENDMENTS; WAIVER

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

         (a) by mutual consent of the Stockholder and the Boards of Directors of Provant and the Company;

         (b) by any party, in its sole discretion, if the Merger and the IPO shall not have been consummated on or before June 30, 1998, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this

Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (c) by the Company or the Stockholder if there has been a misrepresentation or breach on the part of Provant, Acquisition or the Provant Principals in the representations, warranties, covenants or obligations of Provant, Acquisition or the Provant Principals set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after the Company has notified Provant, Acquisition and the Provant Principals of such breach;

         (d) by Provant if there has been a misrepresentation or breach on the part of the Company or the Stockholder in the representations, warranties, covenants and obligations of the Company and the Stockholder set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after Provant has notified the Company or the Stockholder of such breach; or

         (e) by any party if any court shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

         The power of termination provided for by this Section 10.1 may be exercised for Provant or the Company only by their respective Boards of Directors in its sole discretion, and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chairman of the Board, President or other duly authorized officer, shall have been given to the other. If this Agreement is terminated in accordance with this
Section 10.1, the Merger shall be abandoned without further action by Provant or the Company.

         10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and neither Provant, nor the Company, nor any of the officers or directors of either of them, nor the Stockholder shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (a) Sections 6.3(b) and 11.8 shall survive any termination of this Agreement, (b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its breach of any provision of this Agreement and (c) until September 30, 1998, neither the Company nor the Stockholder shall, directly or indirectly, discuss, negotiate, submit or respond to proposals relating to, or enter into an agreement with any other person with respect to, a transaction with other training companies to be accompanied or followed by a public offering.

         10.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized (in the case of Provant, Acquisition and the Company) by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized (in the case of Provant, Acquisition and the Company) by their respective Boards of Directors, may, to the extent legally allowed, subject to Section 10.3, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                11. MISCELLANEOUS

         11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in
Article 9 with respect to the representations and warranties contained in
Article 3, 4 and 5 and except for the provisions of Section 10.2, the representations and warranties made in this Agreement shall not survive beyond the Effective Time.

         11.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes, with the Company Disclosure Schedule, the Provant Disclosure Schedule, the other Schedules and the Exhibits hereto, the entire agreement among the parties with respect to the subject matter hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (including, without limitation, the letter of intent between the Company and American Business Partners LLC) and (b) shall not be assigned by operation of law or otherwise, provided that Provant or Acquisition may assign its respective rights

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




and obligations to any direct or indirect subsidiary of Provant, but no such assignment shall relieve Provant of its obligations hereunder.

         11.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         11.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission, cable, telegram, or telex, or when mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered to a courier of national reputation to the respective parties as follows:

           If to Provant, Acquisition or any Provant Principal, to it or him at:

           67 Batterymarch Street, Suite 500
           Boston, MA 02110
           Facsimile: (617) 261-1610

           with a copy to:

           Nutter, McClennen & Fish, LLP
           One International Place
           Boston, Massachusetts 02110-2699
           Attention: Constantine Alexander, Esq.
           Facsimile: (617) 973-9748

           If to the Company or the Stockholder, to it or him at:

           3601 Eisenhower Avenue
           Suite 450
           Alexandria, VA 22304-6496
           Facsimile: (703) 960-8918


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



           with a copy to:

           Arent Fox Kintner Plotkin & Kahn, PLLC
           1050 Connecticut Avenue, NW
           Washington, DC 20036-5339
           Attention: David C. Haas, Esq.
           Facsimile: (202) 857-6395

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         11.5 GOVERNING LAW. This Agreement and all rights of the parties arising in connection with the transactions contemplated hereby (including the negotiation hereof, and whether or not such transactions shall be consummated) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         11.6 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Copies (photostatic, facsimile or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied upon to the same extent as originals, and delivery of a duly executed signature page to this Agreement shall be deemed to be delivery of this Agreement in its entirety.

         11.8 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, provided that (i) solely in the event the Merger is consummated, the reasonable legal and accounting expenses of the Company, up to a maximum of $50,000, shall be paid by (at the election of Provant) either Provant or the Surviving Corporation, and (ii) all expenses of the Company not payable pursuant to clause (i) shall be paid directly by the Stockholder or expensed (and not capitalized) by the Company prior to the computation of the Company's net worth for purposes of determining satisfaction of the Financial Condition. An account receivable for expenses reimbursable by Provant under clause (i) above may be included on the

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




books of the Company for purposes of calculating the Closing Net Worth, to the extent such amounts have previously been expensed by the Company.

         11.9 JOINT AND SEVERAL. The indemnity obligations of Provant and the Provant Principals under this Agreement are joint and several.

         11.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and to the benefit of the Company Stockholders, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         11.11 INTERPRETATION. The Parties acknowledge and agree that each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision and that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         11.12 MOST FAVORED NATION TREATMENT. Subject to the last sentence of this Section 11.12, Provant covenants and agrees that the Company and the Stockholder will be accorded "most favored nation" treatment with respect to any material amendments adopted after the date hereof with respect to any Additional Merger Agreement or any other agreement materially altering the rights or obligations of any Additional Company or the stockholders thereof. The parties agree to amend this Agreement as necessary from time to time to effect any changes required pursuant to such "most favored nation" treatment. Notwithstanding the foregoing, such "most favored nation" treatment shall not apply to (a) amendments of any provisions not applicable generally to this Agreement and all (or substantially all) of the Additional Merger Agreements, or
(b) any waiver of a closing condition or an affirmative or negative covenant or comparable undertaking contained in any Additional Merger Agreement.

                     [Remainder of page intentionally blank]



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




         IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                    PROVANT, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    STAR ACQUISITION CORP.


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    STAR MOUNTAIN, INC.

                                    By:
                                       -----------------------------------------
                                    Name: A. Carl von Sternberg
                                         ---------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------


                                    STOCKHOLDER:


                                    --------------------------------------------
                                    A. Carl von Sternberg


                                    PROVANT PRINCIPALS:


                                    --------------------------------------------
                                    Paul M. Verrochi


                                    --------------------------------------------
                                    Dominic J. Puopolo



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